Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

NATURE’S MIRACLE HOLDING INC.,

NMHI MERGER SUB Inc.,

AND

AGRIFY CORPORATION

DATED AS OF MAY 16, 2024

TABLE OF CONTENTS

Article I DEFINITIONS	1
Article II THE MERGER; CLOSING	14
2.1 The Merger	14
2.2 Closing and Merger Effective Time	14
2.3 Organizational Documents of the Merger Surviving Entity	14
2.4 Directors and Officers of the Merger Surviving Entity	15
2.5 General Effects of the Merger	15
2.6 Effect of Merger on Capital Stock of Constituent Corporations	15
Article III ISSUANCE OF PARENT COMMON STOCK; CLOSING DELIVERABLES	15
3.1 Issuance of Parent Common Stock; Fractional Shares	15
3.2 Exchange Procedures	16
3.3 Ownership of Shares	17
3.4 Closing Deliverables	17
3.5 Treatment of Company Warrants, Stock Options, and Other Stock-Based Compensation	18
3.6 Tax Treatment	19
3.7 Appraisal and Dissenters’ Rights	19
3.8 Adjustments	19
3.9 Withholding Rights	20
Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY	20
4.1 Corporate Organization and Qualification	20
4.2 Capitalization; Organizational Structure	20
4.3 Authority; Binding Agreement	21
4.4 Consents and Approvals; No Violation	21
4.5 Subsidiaries	22
4.6 Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements	22
4.7 Events Subsequent to Most Recent Fiscal Month End	24
4.8 Permits	25
4.9 Tax Matters	25
4.10 Real Property	25
4.11 Intellectual Property	26
4.12 Contracts	26
4.13 Insurance	28
4.14 Litigation	28
4.15 Employees	28
4.16 Employee Benefits	29
4.17 Environmental, Health, and Safety Matters	30
4.18 Assets	31
4.19 Computer Systems	31
4.20 SEC Filings	31
4.21 Information Supplied	32
4.22 Anti-Corruption Laws	32
4.23 No Other Representations or Warranties	32

i

Article V REPRESENTATIONS AND WARRANTIES of the parent and merger sub	33
5.1 Organization and Qualification	33
5.2 Capitalization; Subsidiaries	33
5.3 Authority Relative to Agreement	35
5.4 No Conflict; Required Filings and Consents	36
5.5 Subsidiaries	36
5.6 Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements	37
5.7 Events Subsequent to Most Recent Fiscal Month End	39
5.8 Permits	40
5.9 Tax Matters	40
5.10 Real Property	41
5.11 Intellectual Property	41
5.12 Contracts	42
5.13 Insurance	43
5.14 Litigation	44
5.15 Employees	44
5.16 Employee Benefits	45
5.17 Environmental, Health and Safety Matters	46
5.18 Assets	47
5.19 Computer Systems	47
5.20 SEC Filings	47
5.21 Information Supplied	48
5.22 Anti-Corruption Laws	48
5.23 Operations of Merger Sub	48
5.24 No Other Representations or Warranties	48
Article VI ADDITIONAL COVENANTS AND AGREEMENTS	49
6.1 Conduct of Business by the Company Pending the Merger	49
6.2 Conduct of Business by the Parent Pending the Merger	52
6.3 Preparation of the Form S-4 and the Proxy Statement; Shareholders’ Meeting and Approval	54
6.4 Stock Exchange Matters	56
6.5 Filings	56
6.6 Access to Information; Confidentiality	58
6.7 Directors’ and Officers’ Indemnification and Insurance	59
6.8 Public Disclosure	60
6.9 Merger Sub	61
6.10 Rule 16b-3 Matters	61
6.11 Transaction Litigation	61
6.12 Appointments	62
6.13 Notification of Certain Matters	62
6.14 Market Stand-Off Agreement	62
6.15 No Solicitation	63
6.16 Debt Purchase	65
6.17 Post-Closing Notifications	65
6.18 Further Assurances	65
6.19 Employment Agreements	65
6.20 Tax Matters	66

ii

Article VII CONDITIONS TO THE MERGER	67
7.1 Conditions to the Obligations of Each Party	67
7.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger	68
7.3 Conditions to Obligation of the Company to Effect the Merger	68
Article VIII TERMINATION; WAIVER	69
8.1 Termination	69
8.2 Effect of Termination	71
8.3 Termination Fees	71
8.4 Extension: Waiver	71
Article IX MISCELLANEOUS	72
9.1 Non-Survival	72
9.2 Expenses	72
9.3 Notices	72
9.4 Interpretation; Certain Definitions; Currency	73
9.5 Severability	74
9.6 Assignment	74
9.7 Entire Agreement; Amendment	74
9.8 No Third-Party Beneficiaries	74
9.9 Governing Law	74
9.10 Specific Performance	74
9.11 Consent to Jurisdiction	75
9.12 Waiver of Jury Trial	75
9.13 Counterparts	75
9.14 Certificates	75

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into and made effective as of May 16, 2024 (the “Effective Date”), by and between NATURE’S MIRACLE HOLDING INC., a Delaware corporation (the “Parent”), NMHI MERGER SUB, INC., a Nevada corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”), and AGRIFY CORPORATION, a Nevada corporation (the “Company”).

RECITALS

WHEREAS, the Parent desires to acquire the Company and the Company desires to be acquired by the Parent in each case pursuant to the terms set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously determined that this Agreement and the transactions contemplated hereby, including the merger of the Merger Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of the Parent (the “Merger”), is advisable and fair to, and in the best interests of the Company and its stockholders (the “Company Shareholders”), and the Company Board has adopted resolutions approving the execution of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, each of the Board of Directors of the Parent (“Parent Board”) and the Merger Sub has determined that it is advisable and in the best interests of each corporation and their respective stockholders that the Parent acquire the Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (“DGCL”) and the Nevada Revised Statutes (“NRS”), and in furtherance thereof, have approved this Agreement and the other transactions contemplated by this Agreement and the Transaction Documents; and

WHEREAS, the parties hereto intend to treat the Merger as a “reorganization” within the meaning of Section 368(a) of the Code (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the respective mutual agreements, covenants, representations, and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, the following terms when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Affiliate” of any Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. The term “control” for purposes of this definition means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Anti-Corruption Law” means all Applicable Laws relating to the prevention of corruption, bribery and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any successor statutes, rules, or regulations thereto.

“Applicable Law” means, with respect to any Person, all federal, state, local, or foreign constitutions, treaties, laws (including common law), statutes, rules, governmental regulations, codes, ordinances, bylaws, and the like, and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees, rulings, charges, or similar commands applicable to such Person.

“Applicable Taxes” mean such Taxes as defined in Internal Revenue Service Notice 2020-65 (and any corresponding Taxes under state or local Applicable Law).

“Applicable Wages” mean such wages as defined in Internal Revenue Service Notice 2020-65 (and any corresponding wages under state or local Applicable Law).

“Book-Entry Share” means any book-entry shares which immediately prior to the Merger Effective Time represented shares of Company Common Stock.

“Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Capital Stock” means any and all (i) shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, (ii) other ownership interests in a Person, including membership interests, partnership interests, joint venture interests, and beneficial interests, and (iii) warrants, options, or rights of any nature to purchase, acquire, or otherwise obtain any of the foregoing (or any rights with respect thereto).

“Certificate” means a certificate formerly representing any shares of Company Common Stock.

“Certificate of Merger” shall have the meaning set forth in Section 2.1.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Adverse Recommendation Change” means the Company Board: (i) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to the Parent, the Company Board Recommendation; (ii) failing to include the Company Board Recommendation in the Proxy Statement that is mailed to the Company Shareholders; (iii) recommending a Takeover Proposal; (iv) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer; (v) failing to reaffirm (publicly, if so requested by the Parent) the Company Board Recommendation within ten (10) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal; (vi) making any public statement inconsistent with the Company Board Recommendation; or (vii) resolving or agreeing to take any of the foregoing actions.

“Company Assets” shall have the meaning set forth in Section 4.18.

“Company Balance Sheet” shall have the meaning set forth in Section 4.6(d).

“Company Board” shall have the meaning set forth in the Recitals.

“Company Board Recommendation” means the Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company Shareholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company Shareholders for adoption at the Company Shareholder Meeting; and (iv) resolved to recommend that Company Shareholders vote in favor of adoption of this Agreement in accordance with the NRS.

“Company Closing Certificate” shall have the meaning set forth in Section 3.4(b)(ii).

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedules” means the disclosure schedules delivered by the Company with respect to Article IV.

“Company Leased Real Property” shall have the meaning set forth in Section 4.10.

“Company Material Adverse Effect” shall mean any event, occurrence, effect, development, or change that has a material adverse effect on the business, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following (or the results thereof) shall constitute or be taken into account in determining whether a Company Material Adverse Effect shall have occurred or is reasonably expected to occur: (i) changes in general economic, financial market, regulatory, financial, political, geopolitical, credit, or capital market conditions, including interest or exchange rates; (ii) general changes or developments in any of the industries or markets or geographic regions in which the Company or any of its Subsidiaries operate; (iii) changes in any Applicable Laws or accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of the Company’s securities or other financial instruments or change in the Company’s credit rating, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred); (v) any failure, in and of itself, by the Company to meet its internal or published projections, plans, or forecasts of its revenues, earnings, or other financial performance or results of operation or any published analyst or other third-party estimates or expectations of the Company’s revenue, earnings, or other financial performance or results of operations for any period (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred); (vi) acts of war (whether or not declared), hostilities, military actions, or acts of terrorism, or any escalation or worsening of the foregoing, weather-related events, fires, natural disasters, or any other acts of God; (vii) any action taken or not taken as expressly required by this Agreement or at the express written request of, or with the express written consent of, the Parent or any of its representatives; or (viii) the identity of the Parent or any of its Affiliates, the execution of this Agreement, the public announcement, pendency, or consummation of the Merger or the other transactions contemplated by this Agreement (including any effect on any of the Company’s or any of its Subsidiaries’ relationships with their respective customers, suppliers, employees, or other third parties); provided, further, that the exceptions in clauses (i), (ii), (iii), and (v) shall not apply to the extent the events, occurrences, effects, developments, or changes set forth in such clauses have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and its Subsidiaries operate, in which case only the extent of such disproportionate impacts (if any) shall be taken into account when determining a “Company Material Adverse Effect.”

“Company Material Agreement” or “Company Material Agreements” shall have the meaning set forth in Section 4.12.

“Company Owned Intellectual Property Rights” shall mean any Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Permits” shall have the meaning set forth in Section 4.8.

“Company Real Property Leases” shall have the meaning set forth in Section 4.10.

“Company Registered Intellectual Property Rights” shall have the meaning set forth in Section 4.11(a).

“Company Restricted Units” shall have the meaning set forth in Section 3.5(c).

“Company SEC Documents” shall have the meaning set forth in Section 4.20.

“Company Secretary’s Certificate” shall have the meaning set forth in Section 3.4(b)(i).

“Company Shareholder Approval” means the approval of the Company Shareholders with regard to the transactions contemplated by this Agreement.

“Company Shareholder Meeting” means the special meeting of the shareholders of the Company to be held to consider the adoption of this Agreement.

“Company Shareholders” shall have the meaning set forth in the Recitals.

“Company Stock Option” shall have the meaning set forth in Section 3.5(b).

“Company Termination Fee” means Two Million Dollars ($2,000,000).

“Company Warrant” means a warrant to purchase shares of Company Common Stock that is outstanding and unexercised immediately prior to the Merger Effective Time.

“Computer Systems” means any combination of the computer software (including source code, executable code, databases, and related documentation), computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software systems that are used or relied on by the Company for its internal operations.

“Convertible Securities” means any capital stock or other security of either the Company or the Parent, as applicable, or any of their respective Subsidiaries that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of the Company or the Parent, as applicable (including, without limitation, common stock and any rights, warrants, or options to subscribe for or purchase shares of common stock or Convertible Securities).

“Costs” shall have the meaning set forth in Section 6.7(a).

“D&O Indemnified Parties” shall have the meaning set forth in Section 6.7(a).

“Debt Purchase Agreement” shall have the meaning set forth in Section 6.16.

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shareholders” shall have the meaning set forth in Section 3.7.

“Dissenting Shares” shall have the meaning set forth in Section 3.7.

“EDGAR” means the Electronic Data Gathering and Retrieval system.

“Effective Date” shall have the meaning set forth in the Preamble.

“Employee Benefit Plan” means any (i) nonqualified deferred compensation or retirement plan, agreement, or arrangement, (ii) employee benefit plan within the meaning of ERISA §3(3), and (iii) any other material employee benefit plan, program, or arrangement involving compensation, deferred compensation, supplemental retirement, bonus, equity based awards, incentive, insurance coverage, severance, retention, change in control, medical, dental, vision, transportation, disability, paid time off, or fringe benefits that the Company or the Parent, as applicable, currently maintains or contributes to, or has any current or potential liability, for the benefit of any current or former employee, consultant, officer, director, or other service provider of the Company or the Parent, as applicable (or their beneficiary or dependent).

“Employment Agreements” means the following employment agreements: (i) Employment Agreement dated as of January 4, 2021, by and between the Company and Mr. Chang; (ii) Employment Agreement dated as of January 20, 2021, by and between the Company and Mr. Kessler; and (iii) Employment Agreement dated as of October 22, 2021, by and between the Company and Mr. Towns.

“Enforcement Limitations” shall have the meaning set forth in Section 4.3.

“Environmental Claim” shall have the meaning set forth in Section 4.17(c).

“Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, hazardous substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which, together with the Company, is or at any relevant time, was a member of (i) a controlled group of corporations within the meaning of Section 414(b) of the Code, (ii) a group of trades or businesses under common control within the meaning of Section 414(c) of the Code, (iii) an affiliated service group within the meaning of Section 414(m) or the Code or the regulations under Section 414(o) of the Code, or (iv) controlled group within the meaning of Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.2(a).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(b).

“Form S-4” shall have the meaning set forth in Section 4.21.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Body” means, wherever located, any: (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, or entity and any court or other tribunal); (iv) multi-national governmental organization or body; or (v) body legally entitled to exercise any administrative, arbitrative, executive, judicial, legislative, police, regulatory, or taxing authority or power.

“Hazardous Material” means all pollutants, contaminants, hazardous substances, hazardous waste, toxic substances and materials, and petroleum as regulated under the Environmental, Health, and Safety Requirements.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“including” means “including without limitation.”

“Indebtedness” of any Person means the following (without duplication), excluding payables incurred in the ordinary course of business: (i) all indebtedness for borrowed money created, incurred, or accrued by such Person or guaranteed by such Person or for which such Person is otherwise liable or responsible (including an agreement to assume the indebtedness of others); (ii) all obligations of such Person for the deferred purchase price of property or services; (iii) all obligations of such Person evidenced by notes, bonds, debentures, or similar instruments; (iv) all obligations of such Person in respect of letters of credit (to the extent drawn), surety bonds, or similar arrangements; (v) all obligations of such Person in respect of hedging agreements; (vi) all obligations of such Person under capital leases; (vii) all Liability of such Person in respect of bankers acceptances; (viii) all amounts owing by such Person under purchase money mortgages, indentures, deeds of trust, or other purchase money liens or conditional sale or other title retention agreements; (ix) all indebtedness secured by any mortgage, indenture, deed of trust, or other Security Interest upon any assets or properties of such Person even though such Person may not have assumed or become liable for the payment of such indebtedness; and (x) all interest, fees, and other expenses with respect to any of the foregoing.

“Intellectual Property” means (i) all inventions, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and Know-How, and (vi) all computer software.

“Intellectual Property Rights” shall have the meaning set forth in Section 4.11(b).

“IRS” means the Internal Revenue Service.

“Know-How” means all design technology, manufacturing techniques, process development, materials technology, and drawings and specifications for products.

“Knowledge” means the actual knowledge of the officers and directors after reasonable due inquiry of their direct reports.

“Legal Action” means any action, suit, proceeding, hearing, arbitration, investigation, charge, complaint, claim, demand, or similar action taken by, filed with, or otherwise involving any Governmental Body.

“Legal Order” means any judgment, order, writ, decree, ruling, charge, injunction, or other restriction of any Governmental Body or any arbitration award.

“Liability” means, with respect to any Person, any liability, obligation, Tax, cost, interest, or expense of such Person and any claim, judgment, lawsuit, damage, penalty, or fine against such Person, in each case of any kind, character, or description, whether or not known, absolute, accrued, liquidated, due or to become due, or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lock-Up Period” means the period commencing on the date hereof and ending ninety (90) days after the date of the Closing.

“Lock-Up Securities” shall have the meaning set forth in Section 6.14.

“Malicious Instructions” shall have the meaning set forth in Section 4.18.

“Merger” shall have the meaning set forth in the Recitals.

“Material Customer” means one of the top ten (10) customers of the Company or the Parent, as applicable, based on dollar value of services provided or products sold over the twelve (12)-month period ended December 31, 2023.

“Material Supplier” means one of the top ten (10) suppliers or vendors of the Company or the Parent, as applicable, based on dollar value of services provided or products sold over the twelve (12)-month period ended December 31, 2023.

“Merger Consideration” means the shares of Parent Common Stock issuable under Section 3.1(b).

“Merger Effective Time” shall have the meaning set forth in Section 2.1.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Merger Surviving Entity” shall have the meaning set forth in Section 2.1.

“Most Recent Fiscal Month End” means March 31, 2024.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Notes” shall have the meaning set forth in Section 6.16.

“NRS” shall have the meaning set forth in the Recitals.

“Organizational Documents” means, the certificate of incorporation and bylaws or equivalent organizational documents, in each case as currently in effect.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Adverse Recommendation Change” means the Parent Board: (i) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to the Company, the Parent Board Recommendation; (ii) recommending a Takeover Proposal; (iii) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Parent Common Stock within ten (10) Business Days after the commencement of such offer; (iv) failing to reaffirm (publicly, if so requested by the Company) the Parent Board Recommendation within ten (10) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Parent or the Person making such Takeover Proposal; (v) making any public statement inconsistent with the Parent Board Recommendation; or (vi) resolving or agreeing to take any of the foregoing actions.

“Parent Assets” shall have the meaning set forth in Section 5.18.

“Parent Balance Sheet” shall have the meaning set forth in Section 5.6(d).

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Board Recommendation” means the Parent Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Parent duly called and held and, not subsequently rescinded or modified in any way, (A) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Parent and the Parent’s stockholders, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, upon the terms and subject to the conditions set forth herein, (C) directed the Parent Stock Issuance be submitted to a vote of the Parent’s stockholders holding a majority of the voting power of the Parent’s outstanding voting securities for adoption by the majority holders of the Parent’s outstanding voting securities via written consent.

“Parent Capitalization Date” shall have the meaning set forth in Section 5.2(a).

“Parent Closing Certificate” shall have the meaning set forth in Section 3.4(a)(iii).

“Parent Common Stock” means the common stock, par value $0.0001 per share, of the Parent.

“Parent Leased Real Property” shall have the meaning set forth in Section 5.10.

“Parent Owned Intellectual Property Rights” shall mean any Intellectual Property Rights owned or purported to be owned by the Parent or any of its Subsidiaries.

“Parent Real Property Leases” shall have the meaning set forth in Section 5.10.

“Parent Material Adverse Effect” shall mean any state of event, occurrence, effect, development, or change that has a material adverse effect on the business, financial condition, or results of operations of the Parent and its Subsidiaries, taken as a whole; provided that none of the following (or the results thereof) shall constitute or be taken into account in determining whether a Parent Material Adverse Effect shall have occurred or is reasonably expected to occur: (i) changes in general economic, financial market, regulatory, financial, political, geopolitical, credit, or capital market conditions, including interest or exchange rates; (ii) general changes or developments in any of the industries or markets or geographic regions in which the Parent or any of its Subsidiaries operate; (iii) changes in any Applicable Laws or accounting regulations or principles or interpretations thereof; (iv) any change in the price or trading volume of the Parent’s securities or other financial instruments or change in the Parent’s credit rating, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may constitute or be taken into account in determining whether a Parent Material Adverse Effect has occurred); (v) any failure, in and of itself, by the Parent to meet its internal or published projections, plans, or forecasts of its revenues, earnings, or other financial performance or results of operation or any published analyst or other third-party estimates or expectations of the Parent’s revenue, earnings, or other financial performance or results of operations for any period (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may constitute or be taken into account in determining whether a Parent Material Adverse Effect has occurred); (vi) acts of war (whether or not declared), hostilities, military actions, or acts of terrorism, or any escalation or worsening of the foregoing, weather-related events, fires, natural disasters, or any other acts of God; (vii) any action taken or not taken as expressly required by this Agreement or at the express written request of, or with the express written consent of, the Company or any of its representatives; or (viii) the identity of the Company or any of its Affiliates, the execution of this Agreement, the public announcement, pendency, or consummation of the Merger or the other transactions contemplated by this Agreement (including any effect on any of Parent’s or any of its Subsidiaries’ relationships with their respective customers, suppliers, employees, or other third parties) provided, further, that the exceptions in clauses (i), (ii), (iii), and (v) shall not apply to the extent the events, occurrences, effects, developments, or changes set forth in such clauses have a disproportionate impact on the Parent and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Parent and its Subsidiaries operate, in which case only the extent of such disproportionate impacts (if any) shall be taken into account when determining a “Parent Material Adverse Effect.”

“Parent Material Agreement” or “Parent Material Agreements” shall have the meaning set forth in Section 5.12.

“Parent Permits” shall have the meaning set forth in Section 5.9(a)(i).

“Parent Registered Intellectual Property Rights” shall have the meaning set forth in Section 5.11(a).

“Parent Restricted Unit” means any restricted stock unit convertible into Parent Common Stock granted under any equity incentive plan of the Parent.

“Parent SEC Documents” shall have the meaning set forth in Section 5.5(a).

“Parent Secretary’s Certificate” shall have the meaning set forth in Section 3.4(a)(ii).

“Parent Stock Issuance” means the issuance of Parent Common Stock in connection with the Merger.

“Parent Stock Option” means any option to purchase Parent Common Stock granted under any equity incentive plan of the Parent.

“Parent Stockholder Approval” means the approval of the stockholders of the Parent with regard to the transactions contemplated by this Agreement, including, without limitation, the Parent Stock Issuance.

“Parent Termination Fee” means Two Million Dollars ($2,000,000).

“Parent Warrant” means a warrant to purchase shares of Parent Common Stock.

“PEO” means any professional employer organization, co-employer organization, human resources, or benefits outsourcing entity, or similar vendor or provider.

“PEO Benefit Plan” means any Employee Benefit Plan that is sponsored or maintained by a PEO under which an employee of the Company may be eligible to receive benefits in connection with the Company’s engagement of such PEO.

“Permitted Exceptions” means liens for current Taxes and installments of special assessments and other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company; recorded conditions, easements, reservations, covenants, and restrictions and similar matters of record affecting title to the Company Leased Real Property, Parent Leased Real Property, or the real property on which the Company Leased Real Property or Parent Leased Real Property is situated and that do not materially impair the operations of the Company or the Parent, as applicable; zoning, entitlement, building, and other laws and land use regulations that do not materially impair the operations of the Company or the Parent, as applicable; statutory or common law liens and Security Interests to secure landlords, sublandlords, licensors, or sublicensors under leases or rental agreements arising or incurred in the ordinary course of business; mechanic’s, carriers’, workers’, repairers’, and similar common law and statutory liens and Security Interests arising or incurred in the ordinary course of business for amounts which are not delinquent; public roads and highways; matters that would be disclosed by a current title examination or an inspection or accurate survey of each parcel of Company Leased Real Property or Parent Leased Real Property; liens, Security Interests, and other encumbrances on Company Leased Real Property or Parent Leased Real Property arising from the provisions of the Company Real Property Leases or Parent Real Property Leases; other liens and Security Interests arising in the ordinary course of business and (i) not incurred in connection with the borrowing of money and (ii) not delinquent or in default; Security Interests arising under original purchase or conditional sales contracts and equipment leases with third parties; pledges or deposits made in the ordinary course of business to secure obligations under works or unemployment compensation Applicable Laws or to secure public or statutory obligations; in the case of equity interests, restrictions imposed under securities Applicable Laws; nonexclusive licenses of Intellectual Property granted by the Company or the Parent, as applicable, in the ordinary course of business.

“Person” means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Body.

“Proxy Statement” shall have the meaning set forth in Section 4.21.

“Representatives” shall have the meaning set forth in Section 6.18.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Interest” means, exclusive of the Permitted Exceptions, any mortgage, pledge, deed of trust, lien, encumbrance, charge, conditional sales agreement, title retention agreement, claims under bailment, or storage agreements, material defect as to title, licenses, or other security interest or encumbrance whatsoever, other than (i) mechanic’s, materialmen’s, and similar liens for amounts that are not yet due and payable or are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established, (ii) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established, and (iii) purchase money liens and liens securing rental payments under capital lease arrangements.

“Subsidiary” of a Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal with respect to the applicable party or its Subsidiaries (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “20% or more” shall be “more than 50%”) that such party’s board determines in good faith (after consultation with outside legal counsel and such party’s financial advisor) is (a) reasonably likely to be consummated in accordance with its terms, and (b) if consummated, more favorable from a financial point of view to the holders of such party’s common stock than the transactions contemplated by this Agreement, in each case, after taking into account: (i) all financial considerations; (ii) the identity of the third party making such Takeover Proposal; (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (iv) the other terms and conditions of such Takeover Proposal and the implications thereof on such party, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by such party (including any conditions relating to financing, stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (v) any revisions to the terms of this Agreement and the Merger contemplated by this Agreement proposed by the other party during the Superior Proposal Notice Period set forth in Section 6.15(d).

“Superior Proposal Notice Period” shall have the meaning set forth in Section 6.15(d).

“Takeover Proposal” means with respect to the Company or the Parent, as the case may be, an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (i) direct or indirect acquisition of assets of such party hereto or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to twenty percent (20%) or more of the fair market value of such party and its Subsidiaries’ consolidated assets or to which twenty percent (20%) or more of such party’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (ii) direct or indirect acquisition of twenty percent (20%) or more of the voting equity interests of such party hereto or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (iii) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) twenty percent (20%) or more of the voting power of such party hereto; (iv) merger, consolidation, other business combination, or similar transaction involving such party hereto or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own twenty percent (20%) or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (v) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of such party hereto or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute twenty percent (20%) or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; or (vi) any combination of the foregoing.

“Tax” or “Taxes” means: (i) any foreign, federal, state, or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, parking, payroll, withholding, unemployment compensation, social security, retirement, or other tax of any nature; (ii) any foreign, federal, state, or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, other fee, or charge of any nature imposed by a Governmental Body; or (iii) any deficiency, interest, or penalty imposed with respect to any of the foregoing.

“Tax Returns” means all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates, or other documents required to be filed or submitted to any Governmental Body with respect to the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of, or compliance with, any Tax.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Transaction Documents” means this Agreement and each of the other agreements, documents, and instruments required to be delivered or filed by any of the parties hereto at or before the Closing in accordance with the provisions hereof.

“Transfer Agent” shall have the meaning set forth in Section 3.2(a).

“Transfer Taxes” shall have the meaning set forth in Section 6.20(d).

“Variable Rate Transaction” means a transaction in which either the Company or the Parent or any of their respective Subsidiaries (i) issues or sells any Convertible Securities either (A) at a conversion, exercise, or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of common stock at any time after the initial issuance of such Convertible Securities, or (B) with a conversion, exercise, or exchange price that is subject to being reset at some future date after the initial issuance of such Convertible Securities or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the Parent, as applicable, or the market for the common stock, other than pursuant to customary adjustments for stock splits, stock dividends, stock combinations, recapitalizations, and similar events or (ii) enters into any agreement (including, without limitation, an equity line of credit) whereby the Parent, the Company, or any of their respective Subsidiaries, as applicable, may sell securities at a future determined price.

Article II
THE MERGER; CLOSING

2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in form and substance reasonably acceptable to the Parent and the Company (the “Certificate of Merger”) and the applicable provisions of the NRS on the Closing Date, the parties shall cause the Merger Sub to merge with and into the Company, by filing the Certificate of Merger with the Secretary of State of the State of Nevada in accordance with the applicable provisions of the NRS whereupon the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving entity and a wholly owned subsidiary of the Parent. The Company, as the surviving entity after the Merger, is sometimes referred to herein as the “Merger Surviving Entity.” The time of the filing and acceptance by the Secretary of State of the State of Nevada of such filing (or such other later time as may be agreed in writing by the Parent, the Merger Sub, and the Company and specified in the Certificate of Merger) shall be referred to herein as the “Merger Effective Time.”

2.2 Closing and Merger Effective Time. The closing of the Merger shall be consummated on the Closing Date. The closing (the “Closing”) shall take place remotely via the exchange of documents, signatures, and payments, not later than one (1) Business Day after all of the conditions to closing specified in Article VII hereof have been satisfied or waived by the party entitled to waive that condition (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time); provided, however, that the Closing may take place by other means as may be mutually agreed upon in advance by the parties hereto.

2.3 Organizational Documents of the Merger Surviving Entity. The articles of incorporation of the Company, as in effect immediately prior to the Merger Effective Time, shall be the articles of incorporation of the Merger Surviving Entity at the Merger Effective Time, until thereafter amended in accordance with the NRS and as provided in such certificate of incorporation.

2.4 Directors and Officers of the Merger Surviving Entity.

(a) At the Merger Effective Time, all of the directors of the Company immediately prior to the Merger Effective Time shall cease to be directors of the Merger Surviving Entity, and the individuals set forth on Exhibit A shall be appointed as directors of the Merger Surviving Entity immediately after the Merger Effective Time, until his or her successors is duly designated and qualified, in accordance with the provisions of the bylaws of the Merger Surviving Entity.

(b) At the Merger Effective Time, all of the officers of the Company immediately prior to the Merger Effective Time shall cease to be officers of the Merger Surviving Entity, and the individuals set forth on Exhibit B shall be appointed as officers of the Merger Surviving Entity immediately after the Merger Effective Time, each to hold the offices set forth opposite his or her name on Exhibit B in accordance with the provisions of the bylaws of the Merger Surviving Entity.

2.5 General Effects of the Merger. At the Merger Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers, and franchises of the Company and the Merger Sub shall vest in the Merger Surviving Entity, and all debts, liabilities, and duties of the Company and the Merger Sub shall become the debts, liabilities, and duties of the Merger Surviving Entity.

2.6 Effect of Merger on Capital Stock of Constituent Corporations.

(a) Merger Sub Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, the Company, or the respective stockholders thereof or any other Person, all of the capital stock of the Merger Sub that is outstanding immediately prior to the Merger Effective Time shall be converted into and become one hundred percent (100%) of the capital stock of the Company (and the capital stock of the Company into which the capital stock of Merger Sub are so converted shall be the only capital stock of the Company that are outstanding immediately after the Merger Effective Time).

(b) Company Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of Parent, the Merger Sub, the Company, or the respective stockholders thereof or any other Person, all of the capital stock of the Company issued and outstanding as of immediately prior to the Merger Effective Time shall be canceled and extinguished, and with respect to any shares that are not Dissenting Shares, shall be converted automatically into the right to receive the Merger Consideration, and with respect to any shares that are Dissenting Shares, shall be canceled and cease to exist in accordance with Section 3.7 and shall thereafter represent only the right to receive the applicable payments set forth in Section 3.7.

Article III
ISSUANCE OF PARENT COMMON STOCK; CLOSING DELIVERABLES

3.1 Issuance of Parent Common Stock; Fractional Shares.

(a) On the Closing Date, the Parent shall issue and deliver the Merger Consideration to the Company Shareholders or their nominees on a pro rata basis in accordance with their ownership percentages.

(b) Each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than any Dissenting Shares) shall thereupon be converted into, and shall represent the right to receive (calculated on an aggregate basis of all shares of Company Common Stock owned by a holder of Company Common Stock) 0.45 of a validly issued, fully paid and non-assessable share of Parent Common Stock (the “Exchange Ratio”).

(c) No certificates or scrip representing fractional shares of the Merger Consideration will be issued in connection with the transaction contemplated herein, and no dividend, stock split, or other distribution of the Parent will relate to any such fractional share interest, and no such fractional share interest will entitle the holder thereof to vote or to any other rights of a stockholder of the Parent. Each fractional share shall be rounded up to the next whole share.

3.2 Exchange Procedures.

(a) No later than fifteen (15) Business Days prior to the Closing Date, the Parent shall enter into a customary exchange agreement with the transfer agent of the Parent (the “Transfer Agent”), the transfer agent of the Company, or another nationally recognized financial institution or trust company designated by the Parent and reasonably acceptable to the Company (the “Exchange Agent”) appointing such Exchange Agent to act as the agent for the purpose of paying the Merger Consideration for the Certificates and the Book-Entry Shares. At or substantially concurrently with the Merger Effective Time, the Parent shall deposit or cause to be deposited with the Exchange Agent certificates representing the shares of Parent Common Stock to be issued pursuant to Section 3.1(b) as Merger Consideration (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by book-entry shares will be issued).

(b) As soon as reasonably practicable, but no later than five (5) Business Days, after the Merger Effective Time, the Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the Merger Effective Time (other than the holders of Dissenting Shares) whose Company Common Stock was converted pursuant to Section 3.1(b) into the right to receive his, her, or its applicable portion of the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Merger Surviving Entity may reasonably specify) for use in such exchange. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 3.1(b) in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Exchange Agent of a Certificate; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article III, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be canceled.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Merger Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Merger Surviving Entity. If, after the Merger Effective Time, Certificates or Book-Entry Shares are presented to the Merger Surviving Entity, they shall be canceled and exchanged as provided in this Article III.

3.3 Ownership of Shares. The Parent and the Company agree that for United States federal income tax purposes, the Company Shareholders shall be the owners of the Merger Consideration as of the Closing Date, along with any dividends payable in respect of such stock after the Closing Date.

3.4 Closing Deliverables.

(a) Closing Deliverables by Parent. Subject to the conditions set forth in this Agreement, on or before the Closing Date Parent shall deliver to the Company:

(i) an executed copy of an instruction letter in form and substance reasonably acceptable to the Company that has been delivered to the Transfer Agent instructing the Transfer Agent to issue the Parent Common Stock to the Company Shareholders in accordance with the allocations to be provided by the Company to the Parent prior to the Closing;

(ii) a certificate of the Secretary of the Parent in customary form (the “Parent Secretary’s Certificate”), certifying that attached thereto are true and complete copies of (A) the Organizational Documents of the Parent and the Merger Sub, (B) all resolutions adopted by the Board of Directors of the Parent and the Merger Sub authorizing the execution, delivery, and performance of this Agreement and the other applicable Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the election of two (2) additional members to the Parent Board, and that all such resolutions are in full force and effect, (C) an incumbency certificate certifying the signatures and incumbency of the Parent and the Merger Sub authorized signatories to this Agreement and the Transaction Documents; and (D) a good standing certificate, dated within ten (10) days prior to the Closing Date, from the Secretary of State of each state in which the Parent and the Merger Sub was incorporated and each state in which the Parent and the Merger Sub is qualified to do business, each stating that the Company and the Merger Sub, as applicable, is in good standing therein;

(iii) a certificate of an authorized officer of the Parent in customary form (the “Parent Closing Certificate”), dated as of the Closing Date, stating that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied; and

(iv) the Debt Purchase Agreement, duly executed by the Parent.

(b) Closing Deliveries by Company. On the Closing Date, the Company will deliver to the Parent:

(i) a certificate of the Secretary of the Company in customary form (the “Company Secretary’s Certificate”), certifying that attached thereto are true and complete copies of (A) the Organizational Documents of the Company, (B) all resolutions adopted by the Company Board authorizing the execution, delivery, and performance of this Agreement and the other applicable Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect, (C) an incumbency certificate certifying the signatures and incumbency of authorized signatories to this Agreement and the Transaction Documents, and (D) a good standing certificate, dated within ten (10) days prior to the Closing Date, from the Secretary of State of each state in which the Company was organized and each state in which the Company is qualified to do business, each stating that the Company is in good standing therein;

(ii) a certificate of an authorized officer of the Company substantially in customary form (the “Company Closing Certificate”), dated as of the Closing Date, stating that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied;

(iii) the Certificate of Merger, duly executed by an authorized representative of the Company; and

(iv) the Debt Purchase Agreement, duly executed by the Company.

3.5 Treatment of Company Warrants, Stock Options, and Other Stock-Based Compensation.

(a) As of the Merger Effective Time, each Company Warrant that is outstanding immediately prior to the Merger Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, or any other Person, be assumed by the Parent and shall be converted into a Parent Warrant in accordance with this Section 3.5. Each such Parent Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Warrant immediately prior to the Merger Effective Time. As of the Merger Effective Time, each such Parent Warrant as so assumed and converted shall be a warrant providing the holder thereof the right to acquire that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of: (i) the number of shares of Company Common Stock subject to such Company Warrant; and (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock of such Company Warrant by (B) the Exchange Ratio.

(b) As of the Merger Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding under any equity incentive plan of the Company immediately prior to the Merger Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, or any other Person, be assumed by the Parent and shall be converted into a Parent Stock Option in accordance with this Section 3.5. Each such Parent Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Stock Option immediately prior to the Merger Effective Time. As of the Merger Effective Time, each such Parent Stock Option as so assumed and converted shall be an option to acquire that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of: (i) the number of shares of Company Common Stock subject to such Company Stock Option; and (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock of such Company Stock Option by (B) the Exchange Ratio; provided, that the exercise price and the number of shares of Parent Common Stock subject to the Parent Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424(a) of the Code.

(c) The Company shall take all requisite action so that, at the Merger Effective Time, each restricted stock unit that is outstanding under any equity incentive plan of the Company and convertible into shares of Company Common Stock (a “Company Restricted Units”) as of immediately prior to the Merger Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent and shall be converted into a Parent Restricted Unit in accordance with this Section 3.5. Each Parent Restricted Unit shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Restricted Unit immediately before the Merger Effective Time (including vesting, repurchase, or other lapse restrictions). As of the Merger Effective Time, each such holder of Company Restricted Units so assumed and converted will receive that number of whole Parent Restricted Units equal to the product (rounded down to the nearest whole number) of: (i) the number of shares of Company Common Stock subject to Company Restricted Units held by that holder as of immediately prior to the Merger Effective Time; and (ii) the Exchange Ratio.

(d) At or prior to the Merger Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take such reasonable actions (including using reasonable efforts to obtain any employee consents) that may be necessary to effectuate the provisions of this Section 3.5; provided, however, that it is understood and agreed that the Company, the Company Board, and the compensation committee of such board shall have no obligation for, and does not guarantee the receipt of, any third party consents, and the failure to obtain such is not, by itself, a violation of this Section 3.5(d) or this Agreement.

(e) At or prior to the Merger Effective Time, the Parent shall take all actions necessary to reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Warrants or Parent Stock Options, as the case may be, as a result of the actions contemplated by this Section 3.5. As soon as practicable after the Merger Effective Time, if and to the extent necessary to cause a sufficient number of shares of Parent Common Stock to be registered and issuable with respect to the Parent Warrants or Parent Stock Option, as the case may be, the Parent shall prepare and file with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the Parent Warrants and Parent Stock Option and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

3.6 Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, and that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

3.7 Appraisal and Dissenters’ Rights. No shareholder of the Company who has validly exercised his, her, or its appraisal rights pursuant to Section 92A.300 et seq. of the NRS (a “Dissenting Shareholder”) with respect to his, her, or its Company Common Stock (the “Dissenting Shares”) shall be entitled to receive any portion of the Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Shareholder unless and until such Dissenting Shareholder shall have effectively withdrawn or lost its appraisal rights under the NRS. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 92A.300 et seq. of the NRS with respect to the Dissenting Shares owned by such Dissenting Shareholder. The Company shall give the Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to Applicable Laws that are received by the Company relating to any Dissenting Shareholder’s rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demand for appraisal under the NRS. The Company shall not, except with the prior written consent of the Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle, or settle any such demands or approve any withdrawal of any such demands. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the Merger Consideration shall be reduced by the pro rata share of any Dissenting Shareholders attributable to any Dissenting Shares and the Dissenting Shareholders shall have no rights to any portion of the Merger Consideration with respect to any Dissenting Shares.

3.8 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Merger Effective Time, any change in the outstanding shares of capital stock of the Company or the Parent Common Stock shall occur (other than the issuance of additional shares of capital stock of the Company or the Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

3.9 Withholding Rights. Each of the Exchange Agent, the Parent, the Merger Sub, and the Merger Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Articles II or III such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax laws. To the extent that amounts are so deducted and withheld by the Exchange Agent, the Parent, the Merger Sub, or the Merger Surviving Entity, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, the Parent, the Merger Sub, or the Merger Surviving Entity, as the case may be, made such deduction and withholding.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as disclosed in (i) the Company SEC Documents filed with (or furnished to) the SEC by the Company on or after January 1, 2022 and prior to the date of this Agreement (but in each case excluding any risk factor disclosure contained under the heading “Risk Factors” (other than any factual information contained therein) or in any “forward-looking statements” legend or other similar disclosures included therein to the extent they are similarly predictive or forward-looking in nature) and to the extent publicly available on EDGAR or (ii) the Company Disclosure Schedules delivered to the Parent and the Merger Sub immediately prior to the execution and delivery of this Agreement, the Company hereby represents and warrants to the Parent and the Merger Sub as follows:

4.1. Corporate Organization and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and is qualified and in good standing as a foreign entity in each jurisdiction where the assets and properties owned, leased, or operated or the business conducted by it require such qualification, except where the failure to so qualify or be in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect or adversely affect the Company’s ability to consummate the transactions contemplated hereby. The Company has all requisite power and authority to own its assets and properties and to carry on its business as it is now being conducted and presently proposed to be conducted. The Company has previously delivered to the Parent true, complete, and correct copies of the Company’s Organizational Documents, each of which is in full force and effect. The Company is not in violation of any of the provisions of its Organizational Documents in any material respect. Schedule 4.1 contains an organizational chart showing the Company and each subsidiary, showing the date and purchase price of the acquisition, and share ownership. The minute books (containing the records of meetings of the Company Board) and ownership interest records of the Company that are in possession of the Company and that have been delivered to the Parent record therein all actions taken by the Company Board which have been documented.

4.2. Capitalization; Organizational Structure.

(a) The issued and outstanding shares of capital stock of the Company and a list of holders of ten percent (10%) or more of the outstanding shares of capital stock of the Company are set forth on Schedule 4.2(a). The issued and outstanding shares of capital stock of the Company listed on Schedule 4.2(a) constitute all of the issued and outstanding shares of the Company. All of the issued and outstanding shares of the Company have been duly authorized and validly issued, and are held of record and beneficially by the Company Shareholders, free and clear of all Security Interests (other than Permitted Exceptions), and were not issued in violation of Applicable Law, the Organizational Documents of the Company, preemptive rights of any Person, or any agreement to which the Company or any past or current member of the Company was or is a party. There are no outstanding or authorized options, warrants, calls, rights (including preemptive, purchase, or subscription rights), conversion rights, exchange rights, or other contracts or commitments or any other agreements of any character which the Company is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem, or acquire any equity interests or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any equity interests of the Company other than as set forth on Schedule 4.2(a). There are no outstanding or authorized unit appreciation, phantom unit, unit plans, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, member agreements, or other agreements or understandings with respect to the voting, sale, or transfer of the issued and outstanding shares of the Company. The Company is not subject to any right of first refusal, put, call, preemptive rights, or anti-dilution agreements with respect to any of its equity interests.

(b) Schedule 4.2(b) accurately sets forth the name, type of entity, and jurisdiction of organization of each Subsidiary. Except as set forth on Schedule 4.2(b), all shares of Capital Stock of each Subsidiary (i) are owned, directly or indirectly, by the Company, free and clear of all Security Interests (other than Permitted Exceptions); (ii) are duly authorized and validly issued; and (iii) were issued in compliance with Applicable Law and any preemptive or similar rights. There are no options, warrants, puts, calls, rights, convertible, or exchangeable securities, “phantom” unit rights, unit appreciation rights, unit-based performance units, commitments, contracts, arrangements, or undertakings of any kind to which any Subsidiary is a party or by which it is bound (i) obligating such Subsidiary to issue, deliver, transfer, or sell, or cause to be issued, delivered, transferred, or sold, additional shares of Capital Stock of such Subsidiary, or (ii) entitling any Person to any economic benefit based, directly or indirectly, on the value or price of any of the foregoing. No Subsidiary is or at any time has been insolvent within the meaning of Applicable Law.

4.3. Authority; Binding Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, and, subject to, with respect to the Merger, obtaining the Company Shareholder Approval and filing the Certificate of Merger with the Secretary of State of the State of Nevada as required by the NRS, to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized, and approved by the necessary corporate action, and no other corporate actions or proceedings on the part of the Company are necessary to authorize this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of the Parent and the Merger Sub, constitutes the legal, valid, and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) ((a) and (b), collectively, “Enforcement Limitations”). The Transaction Documents to which the Company is a party, other than this Agreement, when executed and delivered by the Company and, assuming such Transaction Documents constitute valid and binding agreements of the counterparties thereto, will have been duly and validly executed and delivered by the Company, will each constitute a legal, valid, and binding agreement of the Company, enforceable against the Company, in accordance with their terms, except that such enforceability may be limited by Enforcement Limitations.

4.4 Consents and Approvals; No Violation. Neither the execution, delivery, or performance of this Agreement and the other Transaction Documents nor the consummation by the Company of the transactions contemplated hereby or thereby will:

(a) violate, conflict with, or result in any breach of any provision of the Organizational Documents of the Company;

(b) require any consent, approval, exemption, authorization, or permit of, or registration, qualification, filing with or notification to, any Governmental Body with respect to the Company, except (i) as may be required by any applicable state securities or “blue sky” laws or state takeover laws, or (ii) such filings, consents, approvals, orders, registrations, and declarations as may be required as a result of the status or identity of the Parent;

(c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration or lien or other charge or encumbrance) or require any notice or give rise to any entitlement to payment or benefit, or require the consent of any third party under any Company Material Agreement, except where the violation, breach, conflict, default, acceleration, or failure to give notice or obtain consent, waiver, or approval would not materially impair the Company’s ability to consummate the transactions contemplated hereby; or

(d) assuming the consents, approvals, exemptions, authorizations, or permits and registrations, qualifications, filings, or notifications referred to in this Section 4.4 are duly and timely obtained or made, violate, or conflict with any Applicable Law or Legal Order applicable to the Company or any assets or properties of the Company, except where the violation or conflict would not materially impair the Company’s ability to consummate the transactions contemplated hereby.

4.5 Subsidiaries. Other than the Subsidiaries set forth on the organizational chart provided in Schedule 4.2, the Company does not, directly or indirectly, own any equity interest in any other Person and does not control the business or affairs of any other Person. No Subsidiary directly or indirectly owns any equity interest in any other Person or controls the business or affairs of any other Person. The Company is not obligated to make any investment in or capital contribution to any other Person.

4.6 Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(b) Except as set forth on Schedule 4.6, the Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries.

(c) Except as set forth on Schedule 4.6, the Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. Except as set forth on Schedule 4.6, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(d) The audited balance sheet of the Company dated as of December 31, 2023 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet”). Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(f) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is also in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and, except as set forth on Schedule 4.6, the applicable listing and corporate governance rules of Nasdaq.

(g) Since January 1, 2022: (i) none of the Company or any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries has received any oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or any oral or written complaint, allegation, assertion, or claim from employees of the Company or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Company or any of its Subsidiaries; and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by the Company, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Company Board or any committee thereof, or to the Chief Executive Officer, Chief Financial Officer, or General Counsel of the Company.

4.7 Events Subsequent to Most Recent Fiscal Month End. Except as set forth on Schedule 4.7, since the date that falls on the Most Recent Fiscal Month End, there has not been any Company Material Adverse Effect. Except as set forth on Schedule 4.7 or as disclosed in the Company SEC Reports, since the date that falls on the Most Recent Fiscal Month End through the date hereof:

(a) the Company has not sold, leased, transferred, or assigned any assets, tangible or intangible having a value in excess of Fifty Thousand Dollars ($50,000), except for transactions made in the ordinary course of business;

(b) the Company has not entered into any material agreement, contract, lease, or license outside the ordinary course of business, including any Company Material Agreement;

(c) the Company has not accelerated, terminated, made material modifications to, canceled, or failed to renew, or received any threat from a third party that any of the foregoing would occur, with respect to any Company Material Agreement;

(d) the Company has not imposed or had imposed any Security Interest (other than Permitted Exceptions) upon any of its assets or properties, tangible, or intangible;

(e) there has been no change made or authorized in the Organizational Documents of the Company;

(f) the Company has not issued, sold, or otherwise disposed of any securities or other Capital Stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Capital Stock, or issued any unit appreciation, phantom unit, unit plans, profit participation, or similar rights with respect to the Company;

(g) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its Capital Stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Capital Stock;

(h) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of Fifty Thousand Dollars ($50,000);

(i) the Company has not experienced any strike, work stoppage, or lockout or encountered any labor union organizing activities by or among its employees;

(j) the Company has not made any change in accounting methods or principles applicable to its business, including changes in estimates or valuation methods, ceased making accruals consistent with past practice, or made or caused to be made any restatement of value of any properties or assets in the financial statements of the Company (other than annual restatements of inventory values in the ordinary course of business);

(k) the Company has not elected, revoked, or amended any material Tax election, settled, or compromised any claim or assessment with respect to Taxes, executed any closing agreement or any other agreement with respect to Taxes, executed or consented to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes, or amended any income or other material Tax Returns;

(l) the Company has not adopted any new Employee Benefit Plan or amended any existing Employee Benefit Plan (except to the extent required by Applicable Law);

(m) the Company has not delayed or accelerated payment of any account payable or other liability or obligation beyond or in advance of its due date or the date when such liability or obligation would have been paid in the ordinary course of business; and

(n) the Company has not committed to any of the foregoing.

4.8 Permits. The Company holds and maintains, and has at all times held and maintained, all material licenses, permits, approvals, franchise rights, and other authorizations (collectively, the “Company Permits”) from all Governmental Bodies and other Persons which are necessary for the lawful conduct of its business and its use and occupancy of its assets and properties in the manner heretofore conducted, used, and occupied. All of such material Company Permits are set forth on Schedule 4.8 and are valid, in good standing, and in full force and effect and the Company has duly performed in all material respects all of its obligations under such Company Permits, except where the failure to be valid, in good standing, and in full force and effect or the Company’s failure to perform such obligations would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company Permits is subject to any proceeding for revocation or modification and no approval or consent of any Person is needed in order that the Company Permits continue in full force and effect following the consummation of the transactions contemplated hereby.

4.9 Tax Matters.

(a) Except as set forth on Schedule 4.9, the Company has filed all income and other material Tax Returns that it was required to file. All such Tax Returns were true, correct, and complete in all material respects. Except with respect to any Taxes arising in respect of the transactions contemplated by this Agreement, all material Taxes owed by the Company for any period or portion of a period ending on or prior to the Closing Date (whether or not shown on any Tax Return) (i) have been paid or (ii) are fully reserved for in the most recent balance sheet, as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company. The Company is not currently the beneficiary of any extension of time (other than automatic extensions) within which to file any Tax Return which has not yet been filed.

(b) There is no pending dispute or claim concerning any Tax Liability of the Company and, to the Knowledge of the Company, no such dispute or claim is threatened, other than with respect to matters which have been fully resolved.

(c) The Company is not a party to any Tax allocation or sharing agreement (for the avoidance of doubt, excluding agreements not primarily related to Taxes, such as leases and similar commercial contracts) that will have continuing effect after the Closing. The Company has not been a member of an affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign law filing a consolidated federal Tax Return (other than a group the common parent of which is the Company).

(d) All Taxes that the Company is or was required to withhold or collect in connection with any amount paid or owing to any employee, independent contractor, member, nonresident, creditor, or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper Governmental Body or other Person.

(e) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

4.10 Real Property. The Company does not own any real property. Schedule 4.10 lists all real property leased or occupied by the Company or which the Company has the right to lease or occupy (the “Company Leased Real Property,” and any agreement pursuant to which the Company occupies the Company Leased Real Property being referred to as a “Company Real Property Lease” and collectively as the “Company Real Property Leases”). A list of the Company Real Property Leases and all amendments thereto is set forth on Schedule 4.10.

4.11 Intellectual Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Intellectual Property Rights owned by the Company or its Subsidiaries that are registered or required to be registered (“Company Registered Intellectual Property Rights”) are in effect, subsisting and, to the Knowledge of the Company, valid. There are no challenges, opposition, or nullity proceedings commenced or, to the Knowledge of the Company, threatened with respect to any Company Registered Intellectual Property Rights. The Company Owned Intellectual Property Rights are owned exclusively by the Company or any of its Subsidiaries, free and clear of all liens (other than Permitted Exceptions) and there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries concerning the ownership, validity, registrability, or enforceability thereof;

(b) the Company and its Subsidiaries own, validly license, or have the right to use in the manner currently used, all patents, trademarks, trade names, copyrights, Internet domain names, service marks, Know-How, inventions (whether patentable or not), proprietary formulas, specifications, processes and recipes, trade secrets, manufacturing and production processes and techniques, any other confidentially or proprietary information and other intellectual property rights throughout the world, whether registered or unregistered (collectively, the “Company Intellectual Property Rights”) that are used in the respective businesses of the Company and its Subsidiaries as currently conducted;

(c) (i) the conduct of the respective businesses of the Company and its Subsidiaries (including their products and services) as conducted since January 1, 2022 does not, to the Knowledge of the Company, infringe upon, misappropriate, or otherwise violate any Intellectual Property Rights of any other Person; (ii) since January 1, 2022 there have been no claims for any such infringement, misappropriation, or other violation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; and (iii) to the Knowledge of the Company, as of the date of this Agreement, no other Person is infringing, misappropriating, or otherwise violating any Company Owned Intellectual Property Right; and

(d) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will as a result of any contracts to which the Company or any of its Subsidiaries is a party cause the Company or any of its Subsidiaries to (i) grant to any other Person any Intellectual Property Rights owned by, or licensed to, any of them (other than the current grants by the Company or its Subsidiaries with respect to the Company Owned Intellectual Property Rights) or (ii) be obligated to pay any royalties or other fees or consideration with respect to the Intellectual Property Rights of any other Person in excess of those payable by the Company or its Subsidiaries in the absence of this Agreement or the consummation of the transactions contemplated by this Agreement.

4.12 Contracts. Schedule 4.12 lists the following written or oral contracts and other agreements to which the Company is a party or by which the Company or any of its properties or assets is bound, organized under a header for each subcategory below (the contracts and agreements described below, collectively, the “Company Material Agreements” and individually, a “Company Material Agreement”):

(a) any agreement (or group of related agreements) for the lease of (i) real property to or from any Person or (ii) personal property or assets providing for lease payments in excess of Three Hundred Thousand Dollars ($300,000);

(b) any agreement (or group of related agreements), for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which would reasonably be expected to extend over a period of more than one (1) year and involve consideration to or from the Company in excess of Five Hundred Thousand Dollars ($500,000);

(c) any agreement with a Material Supplier or a Material Customer;

(d) any agreement with any Governmental Body;

(e) any agreement containing non-competition, or exclusivity provisions, or provisions that prohibit or restrict the Company from fully engaging in any type of business, market, or geographical area, or that grant any Person a first refusal, first offer, or similar preferential right to purchase or acquire any right, asset, or property of the Company or its Capital Stock;

(f) any other agreement or instrument (or group of related agreements or instruments) under which the Company has created, incurred, assumed, or guaranteed any Indebtedness, or any capitalized lease obligation or under which the Company has imposed a Security Interest, or agreed not to have a Security Interest imposed, on any of its assets or properties, tangible or intangible, or any letter of credit, except for Permitted Exceptions;

(g) any agreement with the Company Shareholders or any of the Company’s officers or directors, or any of their Affiliates other than for employment;

(h) any collective bargaining, noncompetition, nonsolicitation, profit sharing, stock option, stock purchase, stock appreciation, phantom stock, deferred compensation, executive compensation, bonus, employee pension retirement, severance, or other material agreement, plan, or arrangement for the benefit of its current or former directors, officers, employees, or consultants;

(i) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis, providing any severance pay or benefits or that is not terminable at will by the Company;

(j) any agreement under which the Company has advanced or loaned any amount to any of its members, officers, employees, or managers (other than advancement of business expenses in the ordinary course of business);

(k) any license, sublicense, agreement, or permission pursuant to which the Company licenses any Intellectual Property from any third party (except for (1) licenses for commercially available off-the-shelf software subject to standard and generally non-negotiated terms and conditions, and (2) any other licenses that are incidental to the primary purpose of the applicable agreement), or has licensed any of its Intellectual Property to any third party (except any agreements that contain nonexclusive licenses granted by the Company in the ordinary course of business);

(l) any other agreement (or group of related agreements) the performance of which involves consideration in excess of Five Hundred Thousand Dollars ($500,000);

(m) any agreement or obligation to make charitable contributions to any Person;

(n) powers of attorney granted by or to the Company; and

(o) any contract not made in the ordinary course of business of the Company.

With respect to each material agreement to which the Company is a party, including each Company Material Agreement: (i) assuming due execution and delivery by the counterparties thereto, such agreement is legal, valid, binding, enforceable by the Company, and in full force and effect; (ii) neither the Company nor, to the Knowledge of the Company, any other party is in breach or default thereof in any material respect; and (iii) the Company and, to the Knowledge of the Company, each other party thereto has performed in all respects all obligations required to be performed by it to date and no event of default or event which, with notice or lapse of time or both would constitute a breach or an event of default by the Company or, to the Knowledge of the Company, other party, or permit termination, modification, or acceleration by the Company or, to the Knowledge of the Company, by any other party thereto has occurred, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.13 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have paid, or caused to be paid, all premiums due under all insurance policies of the Company and its Subsidiaries, and all such insurance policies are in full force and effect, and (b) as of the date of this Agreement, none of the Company or any of its Subsidiaries has received written notice (i) that they are in default with respect to any obligations under such policies or (ii) of cancellation or termination with respect to any such policies, or refusal or denial of any coverage, reservation of rights, or rejection of any claim under any such policies, in each case that is held by, or for the benefit of, the Company or any of its Subsidiaries. The insurance policies held by the Company and its Subsidiaries are from reputable insurers and are of the type in the amounts customarily carried by Persons conducting business similar to those of the Company and its Subsidiaries and provide relevant coverage of the Company and its Subsidiaries as customary for their business and operations.

4.14 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any asset or property of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries nor any asset or property of the Company or any of its Subsidiaries is subject to a continuing order, in each case, that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (b) would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement other than as set forth in Schedule 4.14.

4.15 Employees.

(a) The Company has complied in the past five (5) years, and is in compliance, in all material respects with Applicable Laws relating to labor and employment matters, including laws relating to employment discrimination, civil rights, equal pay, wages and hours, collective bargaining and labor relations, occupational safety and health, workers’ compensation, immigration, mass layoffs, or plant closings, or the withholding and payment of income, social security, or similar Taxes. No Legal Action relating to any Applicable Law is pending or, to the Knowledge of the Company threatened against it with regards to labor and employment matters.

(b) The Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any strike, picketing, or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past five (5) years. To the Knowledge of the Company, no organizational efforts are presently being made or threatened by or on behalf of any labor union or employee association with respect to employees of the Company, nor has any such organizational effort occurred or been threatened within the past five (5) years.

(c) The Company has in its files a Form I-9 that is validly and properly completed in accordance in all material respects with Applicable Law for each employee of the Company with respect to whom such form is required under Applicable Law. The Company has not received written notice or other communication from any Governmental Body regarding any unresolved violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing of (or continuing to employ) anyone who is not legally authorized to work in the United States.

(d) All persons performing services to the Company who are classified and treated as independent contractors, consultants, or in a similar capacity qualify as independent contractors under Applicable Law.

(e) The Company has not engaged in any plant closing, mass layoff, workforce reduction, or other action that has resulted or could result in liability under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Applicable Law addressing advance notice of any plant closing, mass layoff, or workforce reduction and has not issued any notice that any such action is to occur in the future.

4.16 Employee Benefits.

(a) Schedule 4.16(a) lists each Employee Benefit Plan of the Company.

(b) Except as set forth on Schedule 4.16(b), each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has complied, and complies, in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and any other Applicable Law; provided, however, that to the extent the representations contained in this sentence relate to a PEO Benefit Plan, they are made only to the Knowledge of the Company. With respect to each such Employee Benefit Plan, except as would not result in a material liability to the Company, (i) none of the Company nor to the Knowledge of the Company any other Person (A) has breached any fiduciary duty imposed upon it by ERISA with respect to such Employee Benefit Plan or (B) engaged in a nonexempt prohibited transaction with respect to such Employee Benefit Plan, and (ii) to the Knowledge of the Company, there has been no other event with respect to such Employee Benefit Plan that would result in a material excise Tax or other material claim or Liability against the Company, the Employee Benefit Plan, or any fiduciary of such plan (other than for contributions and benefit payments in the ordinary course and ordinary administrative expenses). Other than routine claims for benefits, appeals of such claims and domestic relations order proceedings, there are no pending Legal Actions that have been asserted or instituted with respect to any such Employee Benefit Plan; provided, however, that to the extent the representations contained in this sentence relate to a PEO Benefit Plan, they are made only to the Knowledge of the Company.

(c) Except as would not result in a material Liability to the Company, all contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an employee pension benefit plan within the meaning set forth in ERISA §3(2) within the time frame required by ERISA and all contributions or premium amounts to each Employee Benefit Plan that are not yet due have been properly accrued on the Company’s books, provided, however, that to the extent the representations contained in this subsection relate to a PEO Benefit Plan, they are made only to the Knowledge of the Company.

(d) Each such Employee Benefit Plan which is intended to be qualified under Code §401(a) has received a determination letter from the IRS to the effect that the form of such Plan’s plan document meets the requirements of Code §401(a) considered by the IRS in connection with the issuance of such letter or such plan is maintained on a pre-approved plan document and eligible to rely on the opinion or advisory letter issued by the IRS to the preapproved plan sponsor, and, to the Knowledge of the Company, nothing has occurred since the date such determination, opinion, or advisory letter was issued that would reasonably be expected to adversely affect such Employee Benefit Plan’s qualified status.

(e) At no time in the past has the Company or any ERISA Affiliate thereof maintained or made any contributions to any employee pension benefit plan within the meaning set forth in ERISA §3(2) (including any Multiemployer Plan within the meaning of ERISA §3(37)) that is subject to Title IV of ERISA.

(f) No Employee Benefit Plan provides health, dental, life insurance, or other welfare benefits to (i) any individual who is not an employee of the Company (or a dependent of such employee), except for any PEO Benefit Plan, or (ii) any employee of the Company, or any dependent of such employee, following termination of the employee’s employment, except (i) to the extent required by Applicable Law, including Code §4980B and any similar state law, and for which the covered individual pays the entire premium cost, (ii) coverage through the end of the month of termination of employment, and (iii) disability benefits attributable to disabilities occurring at or prior to termination of employment.

(g) the Company has not made any representation has been made to any employee of the Company with respect to any Employee Benefit Plan that would entitle the employee to benefits greater than or in addition to the benefits provided by the actual terms of such plan, including representations as to post-retirement health or death benefits. The Company has not made any representation or promise to any such employee that any new Employee Benefit Plan is to be established.

(h) Except as disclosed on Schedule 4.16(h) or as required by the terms of this Agreement, no employee of the Company is a party to any employment or other agreement that entitles him or her to compensation or other consideration upon the consummation of the transaction contemplated by this Agreement, or to benefits or increased benefits or vesting under any Employee Benefit Plan covering such employee as a result of consummation of the transaction contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement (alone or together with any other event) will not entitle any person to accelerate the time of payment or vesting of, or increase the amount of, any compensation or any benefit under any Employee Benefit Plan. The transactions contemplated hereby will not result in the payment or series of payments by the Company to any person of an “excess parachute payment” within the meaning of Code §280G (or the grossing up of such a payment for taxes), or any other payment that is not fully deductible for federal income tax purposes under the Code.

(i) All nonqualified deferred compensation plans comply with Code §409A.

(j) Except as set forth on Schedule 4.16(j), or, in the case of Company Shareholders that are current or former employees of the Company, except under or with respect to any Employee Benefit Plans, there are no rights of any Company Shareholder as a director, manager, employee, or officer of the Company for any unpaid compensation or benefits earned, any rights to reimbursement for ordinary course expenses, or the rights to continue to participate in the Company’s benefits, if applicable.

4.17 Environmental, Health, and Safety Matters. Except as set forth on Schedule 4.17, the Company is in compliance, in all material respects with all applicable Environmental, Health, and Safety Requirements.

(a) Without limiting the generality of the foregoing, the Company holds and maintains, and has at all times in the past three (3) years held and maintained, and has in the past three (3) years complied and is in compliance with, in each case in all material respects, all Company Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

(b) Except as set forth on Schedule 4.17(b), the Company has not received any unresolved written or, to the Knowledge of the Company, oral, notice regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities relating to it or its facilities arising under Environmental, Health, and Safety Requirements.

(c) There is no Environmental Claim (as defined below) pending, or to the Knowledge of the Company, threatened, against the Company or against any person or entity whose liability for such Environmental Claim the Company has retained or assumed either contractually or by operation of law. As used in this Agreement, “Environmental Claim” shall mean any written notice by a person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned by the Company, or (ii) any violation of or alleged violation of or alleged Liability under any Environmental, Health, and Safety Requirements.

(d) Schedule 4.17(d) sets forth all correspondence with any governmental or regulatory body respecting any Environmental, Health, and Safety Requirements that either (i) are dated January 1, 2022 or later or (ii) remain pending.

4.18 Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it (“Company Assets”), in each case, free and clear of any liens or encumbrances, except for any Permitted Exceptions. The Company Assets are in good operating condition and repair, adequate for their age and intended use, normal wear and tear excepted, and none is in need of maintenance or repairs except for ordinary, routine maintenance, and repairs. The Company Assets are sufficient in all material respects for the operation of the business of the Company.

4.19 Computer Systems. The Company has taken all actions which a reasonably prudent person in the businesses of the Company would take to protect the security and data integrity of the Company and their clients’ data and protect against the existence of (i) any protective, encryption, security, or lock out devices which might in any way interrupt, discontinue, or otherwise adversely affect the Company’s use of the Computer Systems; and (ii) any so called computer viruses, worms, trap or back doors, Trojan horses, or any other instructions, codes, programs, data, or materials (collectively, “Malicious Instructions”) which could improperly interfere with the operation or use of the Computer Systems. Each Computer System used in the Company’s business substantially conforms to the Company’s functional requirements, design specifications, documentation, and other specifications and does and will perform substantially in accordance with the foregoing. Except as set forth on Schedule 4.19, to the Knowledge of the Company, the Company has not experienced any material interruptions, errors, Malicious Instructions, data losses, data integrity problems, hacking attempts, security breaches, or other material problems related to any Computer System used in the business of the Company which has adversely affected the Company in any material respect.

4.20 SEC Filings. Except as set forth on Schedule 4.20, the Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2022 (the “Company SEC Documents”). True, correct, and complete copies of all Company SEC Documents are publicly available in EDGAR. To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to the Parent the full text of all such Company SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder) and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither the Company nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Body.

4.21 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by the Parent in connection with the Parent Stock Issuance (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC and sent to the Company Shareholders in connection with the Merger and the other transactions contemplated by this Agreement (including any amendments or supplements thereto, the “Proxy Statement”) will, at the date it is first mailed to the Company Shareholders or at the time of the Company Shareholder Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

4.22 Anti-Corruption Laws.

(a) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since December 31, 2022, none of the Company, its Subsidiaries, any of its or their directors, officers, nor, to the Knowledge of the Company, any other employees, agents, or other Persons while acting for or on behalf of the Company or any of its Subsidiaries, has violated the Anti-Corruption Laws.

(b) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries, as of the date of this Agreement, (i) is under external or internal investigation for any violation of the Anti-Corruption Laws, (ii) has received any written notice from any Governmental Body regarding any violation of, or failure to comply with, any Anti-Corruption Laws, or (iii) is the subject of any internal complaint, audit, or review process regarding a violation of the Anti-Corruption Laws.

4.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of the Company or any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or any other information provided to the Parent or the Merger Sub in connection with the transactions contemplated by this Agreement, including the accuracy, completeness, or timeliness thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (i) the Parent SEC Documents filed with (or furnished to) the SEC by the Parent on or after January 1, 2022 and prior to the date of this Agreement (but in each case excluding any risk factor disclosure contained under the heading “Risk Factors” (other than any factual information contained therein) or in any “forward-looking statements” legend or other similar disclosures included therein to the extent they are similarly predictive or forward-looking in nature) and to the extent publicly available on EDGAR or (ii) the Parent Disclosure Schedules delivered to the Company immediately prior to the execution and delivery of this Agreement, the Parent and the Merger Sub hereby represent and warrant to the Company as follows:

5.1 Organization; Qualification. Each of the Parent and the Merger Sub is a legal entity duly organized, validly existing, and in good standing (where applicable or recognized) under the laws of the jurisdiction of its incorporation, and has the requisite corporate or similar power and authority to conduct its business as it is currently being conducted and to own, lease, and operate its properties and assets in the manner in which its properties and assets are currently operated, except where the failure to be so duly organized, validly existing, and in good standing, or to have such power and authority (a) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (b) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. Each of the Parent and the Merger Sub is duly qualified or licensed to do business and is in good standing (where applicable or recognized) in each jurisdiction in which the character or location of the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed or in good standing (i) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. Accurate and complete copies of the Organizational Documents of the Parent, as in effect on the date of this Agreement, have been made available to the Company prior to the date of this Agreement. The Organizational Documents of the Parent are currently in effect, and neither the Parent nor the Merger Sub, as applicable, is in violation in any material respect of any of the provisions thereof.

5.2 Capitalization; Subsidiaries.

(a) As of the close of business on May 16, 2024 (the “Parent Capitalization Date”), the authorized capital stock of the Parent consisted of 100,000,000 shares of Parent Common Stock, and 26,456,751 of which were issued and outstanding. There are no other classes of capital stock of Parent and no bonds, debentures, notes, or other Indebtedness or securities of the Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Parent may vote authorized, issued, or outstanding. As of the close of business on the Parent Capitalization Date, there were outstanding options and warrants relating to 3,450,000 shares of Parent Common Stock.

(b) All of the issued and outstanding shares of Parent Common Stock have been, and all of the shares of Parent Common Stock that are required to be issued pursuant to this Agreement or any related agreements may be issued pursuant to the Parent Equity Awards or other compensation plans of the Parent will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be when issued, fully paid, nonassessable, and free of preemptive rights.

(c) As of the date of this Agreement, other than (i) issuances of shares of Parent Common Stock pursuant to the exercise or settlement, as applicable, of the Parent equity awards outstanding as of the close of business on the Parent Capitalization Date or under other compensation plans of the Parent in accordance with their terms, (ii) the grant or issuance of equity awards of the Parent since the Parent Capitalization Date in the ordinary course of business, or (iii) as set forth in Section 5.2(a), there are no (A) existing options, warrants, calls, preemptive rights, subscriptions, or other securities or rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements, or commitments of any kind obligating the Parent to issue, transfer, register, or sell, or cause to be issued, transferred, registered, or sold, any shares of capital stock or other equity or voting securities or other equity interests of the Parent or securities convertible into or exchangeable for such shares or other equity or voting securities or other equity interests, or obligating the Parent to grant, extend, or enter into such options, warrants, calls, preemptive, subscriptions, or other securities or rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements, or commitments, (B) outstanding obligations of the Parent to repurchase, redeem, or otherwise acquire any capital stock or other equity or voting securities or other equity interests of the Parent or any securities representing the right to purchase or otherwise receive any capital stock or other equity or voting securities or other equity interests of the Parent, (C) shareholder agreements, voting trusts, or similar agreements with any Person to which the Parent is a party either (1) restricting the transfer of the capital stock or other equity or voting interests of the Parent or (2) affecting the voting rights of capital stock or other equity or voting securities or other equity interests of the Parent, or (D) outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, “phantom” stock, profit-participation, or other security rights issued by the Parent, or other agreements, arrangements, or commitments of any character (contingent or otherwise) to which the Parent is party, in each case pursuant to which any Person is entitled to receive any payment from the Parent based, in whole or in part, on the value of any capital stock or other equity or voting securities or other equity interests of the Parent.

(d) All of the issued and outstanding capital stock of the Merger Sub is, and at Merger Effective Time will be, owned, directly or indirectly, by the Parent. The Merger Sub has no outstanding options, warrants, rights, or any other agreements pursuant to which any Person other than the Parent may acquire any equity security of the Merger Sub. Except as would not be material to the Parent and its Subsidiaries, taken as a whole, none of the Parent or any of its Subsidiaries has any obligation or has made any commitment to acquire any shares of capital stock or other equity or voting securities or other equity interests in any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(e) The number of shares of authorized Parent Common Stock that have not been issued, subscribed for, or otherwise committed to be issued is at least equal to the number of shares of Parent Common Stock to be issued pursuant to the transactions contemplated by this Agreement.

(f) Schedule 5.2(f) accurately sets forth the name, type of entity, and jurisdiction of organization of each Subsidiary of the Parent. Except as set forth on Schedule 5.2(f), all shares of Capital Stock of each Subsidiary (i) are owned, directly or indirectly, by the Parent, free and clear of all Security Interests (other than Permitted Exceptions); (ii) are duly authorized and validly issued; and (iii) were issued in compliance with Applicable Law and any preemptive or similar rights. There are no options, warrants, puts, calls, rights, convertible, or exchangeable securities, “phantom” unit rights, unit appreciation rights, unit-based performance units, commitments, contracts, arrangements, or undertakings of any kind to which any Subsidiary is a party or by which it is bound (i) obligating such Subsidiary to issue, deliver, transfer, or sell, or cause to be issued, delivered, transferred, or sold, additional shares of capital stock of such Subsidiary, or (ii) entitling any Person to any economic benefit based, directly or indirectly, on the value or price of any of the foregoing. No Subsidiary is or at any time has been insolvent within the meaning of Applicable Law.

5.3 Authority Relative to Agreement.

(a) Each of the Parent and the Merger Sub have all necessary corporate or similar power, and authority to execute, deliver, and, subject to obtaining the Parent Stockholder Approval and the Merger Sub Shareholder Approval and as applicable, file the Certificate of Merger with the Secretary of State of the State of Nevada as required by the NRS, perform their respective obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement by the Parent and the Merger Sub, and the consummation by the Parent and the Merger Sub of the transactions contemplated by this Agreement, have been duly and validly authorized by the Parent and the Merger Sub, and (except for the filing and recordation of appropriate merger documents as required by Applicable Law) no other corporate action or proceeding on the part of the Parent or the Merger Sub is necessary to authorize the execution, delivery, and performance of this Agreement by the Parent and the Merger Sub and the consummation by the Parent and the Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of the Parent and the Merger Sub and, assuming due authorization, execution, and delivery of this Agreement by the Company, constitutes a legal, valid, and binding obligation of each of the Parent and the Merger Sub, enforceable against each of the Parent and the Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency (including all Applicable Laws related to fraudulent transfers), reorganization, moratorium, or other similar Applicable Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b) The Parent Board and the Merger Sub Board have, by resolutions unanimously adopted thereby, approved this Agreement and the transactions contemplated by this Agreement. The Merger Sub Board has (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Merger Sub and its shareholder, (ii) approved this Agreement, the Merger, and the other transactions contemplated by this Agreement, and (iii) resolved to recommend that the sole shareholder of the Merger Sub approve this Agreement, the Merger, and the other transactions contemplated hereby, pursuant to the terms hereof (which approval has been obtained prior to or simultaneously with the execution of this Agreement).

(c) As of the date of this Agreement, none of the aforesaid actions by the Parent Board or the Merger Sub Board have been amended, rescinded, or modified. The Parent, in its capacity as the sole shareholder of the Merger Sub, has approved and adopted this Agreement.

5.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Parent and the Merger Sub do not, and the consummation by the Parent and the Merger Sub of the transactions contemplated by this Agreement and performance of this Agreement will not, (i) violate any provision of the Organizational Documents of the Parent or the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Parent, (ii) assuming that the consents, registrations, declarations, filings, and notices referenced in Section 5.4(b) have been obtained or made, conflict with or violate any Applicable Law applicable to the Parent or any of its Subsidiaries or by which any property or asset of the Parent or any of its Subsidiaries is bound or affected, or (iii) violate, conflict with, or result in any breach of any provision of, or loss of any benefit, or constitute a default or modification (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration, or cancellation of or require an additional payment to or the consent of any third party pursuant to any of the terms or provisions of, any contract to which the Parent or any of its Subsidiaries is a party or by which any property or asset of the Parent or any of its Subsidiaries is bound or affected, or result in the creation of a lien, other than any Permitted Exceptions, upon any of the property or assets of the Parent or any of its Subsidiaries, other than, in the case of clause (i) with respect to the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Parent (other than the Merger Sub), clause (ii), and clause (iii), any such conflict, violation, breach, default, modification, termination, right of termination, acceleration, cancellation, or lien that (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (B) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(b) No consent of, registration, declaration, or filing with or notice to any Governmental Body is required to be obtained or made by the Parent or any of its Subsidiaries in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated by this Agreement, other than (i) applicable requirements of and filings under the Exchange Act or the Securities Act (including the filing with the SEC of the Form S-4) or any other similar Applicable Laws, (ii) compliance with, and filings or notifications required under, the applicable rules and regulations of Nasdaq and any other applicable stock exchanges (iii) such other items required solely by reason of the participation or identity of the Company or any of its Subsidiaries (as opposed to any third party) in the transactions contemplated by this Agreement, and (iv) such other consents, registrations, declarations, filings, or notices the failure of which to be obtained or made (A) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (B) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

5.5 Subsidiaries. Other than the Subsidiaries set forth on the organizational chart provided in Schedule 5.2(f), the Parent does not, directly or indirectly, own any equity interest in any other Person and does not control the business or affairs of any other Person. No Subsidiary directly or indirectly owns any equity interest in any other Person or controls the business or affairs of any other Person. The Parent is not obligated to make any investment in or capital contribution to any other Person.

5.6 Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of the Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(b) The Parent and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Parent and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Parent and its Subsidiaries are being made only in accordance with appropriate authorizations of the Parent’s management and the Parent Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Parent and its Subsidiaries.

(c) The Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Parent required under the Exchange Act with respect to such reports. Neither the Parent nor, to the Knowledge of the Parent, the Parent’s independent registered public accounting firm has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Parent and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Parent’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Parent and its Subsidiaries.

(d) The audited balance sheet of the Parent dated as of December 31, 2023 contained in the Parent SEC Documents filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet”). Neither the Parent nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Neither the Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Parent or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(f) Each of the principal executive officer and the principal financial officer of the Parent (or each former principal executive officer and each former principal financial officer of the Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Parent is also in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.

(g) Since January 1, 2022: (i) none of the Parent or any of its Subsidiaries nor any director or officer of the Parent or any of its Subsidiaries has received any oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Parent or any of its Subsidiaries or any oral or written complaint, allegation, assertion, or claim from employees of the Parent or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Parent or any of its Subsidiaries; and (ii) no attorney representing the Parent or any of its Subsidiaries, whether or not employed by the Parent or any of its Subsidiaries, has reported credible evidence of any material violation of securities laws, breach of fiduciary duty, or similar material violation by the Parent, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Parent Board or any committee thereof, or to the Chief Executive Officer, Chief Financial Officer, or General Counsel of the Parent.

5.7 Events Subsequent to Most Recent Fiscal Month End. Except as set forth on Schedule 5.7, since the date that falls on the Most Recent Fiscal Month End, there has not been any Parent Material Adverse Effect. Except as set forth on Schedule 5.7 or as disclosed in the Parent SEC Reports, since the date that falls on the Most Recent Fiscal Month End through the date hereof:

(a) the Parent has not sold, leased, transferred, or assigned any assets, tangible or intangible having a value in excess of Fifty Thousand Dollars ($50,000), except for transactions made in the ordinary course of business;

(b) the Parent has not entered into any material agreement, contract, lease, or license outside the ordinary course of business, including any Parent Material Agreement;

(c) the Parent has not accelerated, terminated, made material modifications to, canceled, or failed to renew, or received any threat from a third party that any of the foregoing would occur, with respect to any Parent Material Agreement;

(d) the Parent has not imposed or had imposed any Security Interest (other than Permitted Exceptions) upon any of its assets or properties, tangible, or intangible;

(e) there has been no change made or authorized in the Organizational Documents of the Parent;

(f) the Parent has not issued, sold, or otherwise disposed of any securities or other Capital Stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Capital Stock, or issued any unit appreciation, phantom unit, unit plans, profit participation, or similar rights with respect to the Parent;

(g) the Parent has not declared, set aside, or paid any dividend or made any distribution with respect to its Capital Stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Capital Stock;

(h) the Parent has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of Fifty Thousand Dollars ($50,000);

(i) the Parent has not experienced any strike, work stoppage, or lockout or encountered any labor union organizing activities by or among its employees;

(j) the Parent has not made any change in accounting methods or principles applicable to its business, including changes in estimates or valuation methods, ceased making accruals consistent with past practice, or made or caused to be made any restatement of value of any properties or assets in the financial statements of the Parent (other than annual restatements of inventory values in the ordinary course of business);

(k) the Parent has not elected, revoked, or amended any material Tax election, settled, or compromised any claim or assessment with respect to Taxes, executed any closing agreement or any other agreement with respect to Taxes, executed or consented to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes, or amended any income or other material Tax Returns;

(l) the Parent has not adopted any new Employee Benefit Plan or amended any existing Employee Benefit Plan (except to the extent required by Applicable Law);

(m) the Parent has not delayed or accelerated payment of any account payable or other liability or obligation beyond or in advance of its due date or the date when such liability or obligation would have been paid in the ordinary course of business; and

(n) the Parent has not committed to any of the foregoing.

5.8 Permits. The Parent holds and maintains, and has at all times held and maintained, all material licenses, permits, approvals, franchise rights, and other authorizations (collectively, the “Parent Permits”) from all Governmental Bodies and other Persons which are necessary for the lawful conduct of its business and its use and occupancy of its assets and properties in the manner heretofore conducted, used, and occupied. All of such material Parent Permits are set forth on Schedule 5.8 and are valid, in good standing, and in full force and effect and the Parent has duly performed in all material respects all of its obligations under such Parent Permits, except where the failure to be valid, in good standing, and in full force and effect or the Parent’s failure to perform such obligations would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of the Parent Permits is subject to any proceeding for revocation or modification and no approval or consent of any Person is needed in order that the Parent Permits continue in full force and effect following the consummation of the transactions contemplated hereby.

5.9 Tax Matters.

(a) Except as set forth on Schedule 5.9, the Parent has filed all income and other material Tax Returns that it was required to file. All such Tax Returns were true, correct, and complete in all material respects. Except with respect to any Taxes arising in respect of the transactions contemplated by this Agreement, all material Taxes owed by the Parent for any period or portion of a period ending on or prior to the Closing Date (whether or not shown on any Tax Return) (i) have been paid or (ii) are fully reserved for in the most recent balance sheet, as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Parent. The Parent is not currently the beneficiary of any extension of time (other than automatic extensions) within which to file any Tax Return which has not yet been filed.

(b) There is no pending dispute or claim concerning any Tax Liability of the Parent and, to the Knowledge of the Parent, no such dispute or claim is threatened, other than with respect to matters which have been fully resolved.

(c) The Parent is not a party to any Tax allocation or sharing agreement (for the avoidance of doubt, excluding agreements not primarily related to Taxes, such as leases and similar commercial contracts) that will have continuing effect after the Closing. The Parent has not been a member of an affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign law filing a consolidated federal Tax Return (other than a group the common parent of which is the Parent).

(d) All Taxes that the Parent is or was required to withhold or collect in connection with any amount paid or owing to any employee, independent contractor, member, nonresident, creditor, or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper Governmental Body or other Person.

(e) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Parent.

5.10 Real Property. The Parent does not own any real property. Schedule 5.10 lists all real property leased or occupied by the Parent or which the Parent has the right to lease or occupy (the “Parent Leased Real Property,” and any agreement pursuant to which the Parent occupies the Parent Leased Real Property being referred to as a “Parent Real Property Lease” and collectively as the “Parent Real Property Leases”). A list of the Parent Real Property Leases and all amendments thereto is set forth on Schedule 5.10.

5.11 Intellectual Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) the Intellectual Property Rights owned by the Parent or its Subsidiaries that are registered or required to be registered (“Parent Registered Intellectual Property Rights”) are in effect, subsisting and, to the Knowledge of the Parent, valid. There are no challenges, opposition, or nullity proceedings commenced or, to the Knowledge of the Parent, threatened with respect to any Parent Registered Intellectual Property Rights. The Parent Owned Intellectual Property Rights are owned exclusively by the Parent or any of its Subsidiaries, free and clear of all liens (other than Permitted Exceptions) and there is no Proceeding pending or, to the Knowledge of the Parent, threatened against the Parent or any of its Subsidiaries concerning the ownership, validity, registrability, or enforceability thereof;

(b) the Parent and its Subsidiaries own, validly license, or have the right to use in the manner currently used, all patents, trademarks, trade names, copyrights, Internet domain names, service marks, Know-How, inventions (whether patentable or not), proprietary formulas, specifications, processes and recipes, trade secrets, manufacturing and production processes and techniques, any other confidentially or proprietary information and other intellectual property rights throughout the world, whether registered or unregistered (collectively, the “Parent Intellectual Property Rights”) that are used in the respective businesses of the Parent and its Subsidiaries as currently conducted;

(c) (i) the conduct of the respective businesses of the Parent and its Subsidiaries (including their products and services) as conducted since January 1, 2022 does not, to the Knowledge of the Parent, infringe upon, misappropriate, or otherwise violate any Intellectual Property Rights of any other Person; (ii) since January 1, 2022 there have been no claims for any such infringement, misappropriation, or other violation pending or, to the Knowledge of the Parent, threatened against the Parent or any of its Subsidiaries; and (iii) to the Knowledge of the Parent, as of the date of this Agreement, no other Person is infringing, misappropriating, or otherwise violating any Parent Owned Intellectual Property Right; and

(d) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will as a result of any contracts to which the Parent or any of its Subsidiaries is a party cause the Parent or any of its Subsidiaries to (i) grant to any other Person any Intellectual Property Rights owned by, or licensed to, any of them (other than the current grants by the Parent or its Subsidiaries with respect to the Parent Owned Intellectual Property Rights) or (ii) be obligated to pay any royalties or other fees or consideration with respect to the Intellectual Property Rights of any other Person in excess of those payable by the Parent or its Subsidiaries in the absence of this Agreement or the consummation of the transactions contemplated by this Agreement.

5.12 Contracts. Schedule 5.12 lists the following written or oral contracts and other agreements to which the Parent is a party or by which the Parent or any of its properties or assets is bound, organized under a header for each subcategory below (the contracts and agreements described below, collectively, the “Parent Material Agreements” and individually, a “Parent Material Agreement”):

(a) any agreement (or group of related agreements) for the lease of (i) real property to or from any Person or (ii) personal property or assets providing for lease payments in excess of Three Hundred Thousand Dollars ($300,000);

(b) any agreement (or group of related agreements), for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which would reasonably be expected to extend over a period of more than one (1) year and involve consideration to or from the Parent in excess of Five Hundred Thousand Dollars ($500,000);

(c) any agreement with a Material Supplier or a Material Customer;

(d) any agreement with any Governmental Body;

(e) any agreement containing non-competition or exclusivity provisions, or provisions that prohibit or restrict the Parent from fully engaging in any type of business, market, or geographical area, or that grant any Person a first refusal, first offer, or similar preferential right to purchase or acquire any right, asset, or property of the Parent or its Capital Stock;

(f) any other agreement or instrument (or group of related agreements or instruments) under which the Parent has created, incurred, assumed, or guaranteed any Indebtedness, or any capitalized lease obligation or under which the Parent has imposed a Security Interest, or agreed not to have a Security Interest imposed, on any of its assets or properties, tangible or intangible, or any letter of credit, except for Permitted Exceptions;

(g) any agreement with the Parent Shareholders or any of the Parent’s officers or directors, or any of their Affiliates other than for employment;

(h) any collective bargaining, noncompetition, nonsolicitation, profit sharing, stock option, stock purchase, stock appreciation, phantom stock, deferred compensation, executive compensation, bonus, employee pension retirement, severance, or other material agreement, plan, or arrangement for the benefit of its current or former directors, officers, employees, or consultants;

(i) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis, providing any severance pay or benefits or that is not terminable at will by the Parent;

(j) any agreement under which the Parent has advanced or loaned any amount to any of its members, officers, employees, or managers (other than advancement of business expenses in the ordinary course of business);

(k) any license, sublicense, agreement, or permission pursuant to which the Parent licenses any Intellectual Property from any third party (except for (1) licenses for commercially available off-the-shelf software subject to standard and generally non-negotiated terms and conditions, and (2) any other licenses that are incidental to the primary purpose of the applicable agreement), or has licensed any of its Intellectual Property to any third party (except any agreements that contain nonexclusive licenses granted by the Parent in the ordinary course of business);

(l) any other agreement (or group of related agreements) the performance of which involves consideration in excess of Five Hundred Thousand Dollars ($500,000);

(m) any agreement or obligation to make charitable contributions to any Person;

(n) powers of attorney granted by or to the Parent; and

(o) any contract not made in the ordinary course of business of the Parent.

With respect to each material agreement to which the Parent is a party, including each Parent Material Agreement: (i) assuming due execution and delivery by the counterparties thereto, such agreement is legal, valid, binding, enforceable by the Parent, and in full force and effect; (ii) neither the Parent nor, to the Knowledge of the Parent, any other party is in breach or default thereof in any material respect; and (iii) the Parent and, to the Knowledge of the Parent, each other party thereto has performed in all respects all obligations required to be performed by it to date and no event of default or event which, with notice or lapse of time or both would constitute a breach or an event of default by the Parent or, to the Knowledge of the Parent, other party, or permit termination, modification, or acceleration by the Parent or, to the Knowledge of the Parent, by any other party thereto has occurred, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.13 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) the Parent and its Subsidiaries have paid, or caused to be paid, all premiums due under all insurance policies of the Parent and its Subsidiaries, and all such insurance policies are in full force and effect, and (b) as of the date of this Agreement, none of the Parent or any of its Subsidiaries has received written notice (i) that they are in default with respect to any obligations under such policies or (ii) of cancellation or termination with respect to any such policies, or refusal or denial of any coverage, reservation of rights, or rejection of any claim under any such policies, in each case that is held by, or for the benefit of, the Parent or any of its Subsidiaries. The insurance policies held by the Parent and its Subsidiaries are from reputable insurers and are of the type in the amounts customarily carried by Persons conducting business similar to those of the Parent and its Subsidiaries and provide relevant coverage of the Parent and its Subsidiaries as customary for their business and operations.

5.14 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Parent, threatened against the Parent or any of its Subsidiaries or any asset or property of the Parent or any of its Subsidiaries, and neither the Parent nor any of its Subsidiaries nor any asset or property of the Parent or any of its Subsidiaries is subject to a continuing order, in each case, that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (b) would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement other than as set forth in Schedule 5.14.

5.15 Employees.

(a) The Parent has complied in the past five (5) years, and is in compliance, in all material respects with Applicable Laws relating to labor and employment matters, including laws relating to employment discrimination, civil rights, equal pay, wages and hours, collective bargaining and labor relations, occupational safety and health, workers’ compensation, immigration, mass layoffs, or plant closings, or the withholding and payment of income, social security, or similar Taxes. No Legal Action relating to any Applicable Law is pending or, to the Knowledge of the Parent threatened against it with regards to labor and employment matters.

(b) The Parent is not a party to or bound by any collective bargaining agreement, nor has the Parent experienced any strike, picketing, or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past five (5) years. To the Knowledge of the Parent, no organizational efforts are presently being made or threatened by or on behalf of any labor union or employee association with respect to employees of the Parent, nor has any such organizational effort occurred or been threatened within the past five (5) years.

(c) The Parent has in its files a Form I-9 that is validly and properly completed in accordance in all material respects with Applicable Law for each employee of the Parent with respect to whom such form is required under Applicable Law. The Parent has not received written notice or other communication from any Governmental Body regarding any unresolved violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing of (or continuing to employ) anyone who is not legally authorized to work in the United States.

(d) All persons performing services to the Parent who are classified and treated as independent contractors, consultants, or in a similar capacity qualify as independent contractors under Applicable Law.

(e) The Parent has not engaged in any plant closing, mass layoff, workforce reduction, or other action that has resulted or could result in liability under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Applicable Law addressing advance notice of any plant closing, mass layoff, or workforce reduction and has not issued any notice that any such action is to occur in the future.

5.16 Employee Benefits.

(a) Schedule 5.16(a) lists each Employee Benefit Plan of the Parent.

(b) Except as set forth on Schedule 5.16(b), each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has complied, and complies, in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and any other Applicable Law; provided, however, that to the extent the representations contained in this sentence relate to a PEO Benefit Plan, they are made only to the Knowledge of the Parent. With respect to each such Employee Benefit Plan, except as would not result in a material liability to the Parent, (i) none of the Parent nor to the Knowledge of the Parent any other Person (A) has breached any fiduciary duty imposed upon it by ERISA with respect to such Employee Benefit Plan or (B) engaged in a nonexempt prohibited transaction with respect to such Employee Benefit Plan, and (ii) to the Knowledge of the Parent, there has been no other event with respect to such Employee Benefit Plan that would result in a material excise Tax or other material claim or Liability against the Parent, the Employee Benefit Plan, or any fiduciary of such plan (other than for contributions and benefit payments in the ordinary course and ordinary administrative expenses). Other than routine claims for benefits, appeals of such claims and domestic relations order proceedings, there are no pending Legal Actions that have been asserted or instituted with respect to any such Employee Benefit Plan; provided, however, that to the extent the representations contained in this sentence relate to a PEO Benefit Plan, they are made only to the Knowledge of the Parent.

(c) Except as would not result in a material Liability to the Parent, all contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an employee pension benefit plan within the meaning set forth in ERISA §3(2) within the time frame required by ERISA and all contributions or premium amounts to each Employee Benefit Plan that are not yet due have been properly accrued on the Parent’s books, provided, however, that to the extent the representations contained in this subsection relate to a PEO Benefit Plan, they are made only to the Knowledge of the Parent.

(d) Each such Employee Benefit Plan which is intended to be qualified under Code §401(a) has received a determination letter from the IRS to the effect that the form of such Plan’s plan document meets the requirements of Code §401(a) considered by the IRS in connection with the issuance of such letter or such plan is maintained on a pre-approved plan document and eligible to rely on the opinion or advisory letter issued by the IRS to the preapproved plan sponsor, and, to the Knowledge of the Parent, nothing has occurred since the date such determination, opinion, or advisory letter was issued that would reasonably be expected to adversely affect such Employee Benefit Plan’s qualified status.

(e) At no time in the past has the Parent or any ERISA Affiliate thereof maintained or made any contributions to any employee pension benefit plan within the meaning set forth in ERISA §3(2) (including any Multiemployer Plan within the meaning of ERISA §3(37)) that is subject to Title IV of ERISA.

(f) No Employee Benefit Plan provides health, dental, life insurance, or other welfare benefits to (i) any individual who is not an employee of the Parent (or a dependent of such employee), except for any PEO Benefit Plan, or (ii) any employee of the Parent, or any dependent of such employee, following termination of the employee’s employment, except (i) to the extent required by Applicable Law, including Code §4980B and any similar state law, and for which the covered individual pays the entire premium cost, (ii) coverage through the end of the month of termination of employment, and (iii) disability benefits attributable to disabilities occurring at or prior to termination of employment.

(g) the Parent has not made any representation has been made to any employee of the Parent with respect to any Employee Benefit Plan that would entitle the employee to benefits greater than or in addition to the benefits provided by the actual terms of such plan, including representations as to post-retirement health or death benefits. The Parent has not made any representation or promise to any such employee that any new Employee Benefit Plan is to be established.

(h) Except as disclosed on Schedule 5.16(h) or as required by the terms of this Agreement, no employee of the Parent is a party to any employment or other agreement that entitles him or her to compensation or other consideration upon the consummation of the transaction contemplated by this Agreement, or to benefits or increased benefits or vesting under any Employee Benefit Plan covering such employee as a result of consummation of the transaction contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement (alone or together with any other event) will not entitle any person to accelerate the time of payment or vesting of, or increase the amount of, any compensation or any benefit under any Employee Benefit Plan. The transactions contemplated hereby will not result in the payment or series of payments by the Parent to any person of an “excess parachute payment” within the meaning of Code §280G (or the grossing up of such a payment for taxes), or any other payment that is not fully deductible for federal income tax purposes under the Code.

(i) All nonqualified deferred compensation plans comply with Code §409A.

5.17 Environmental, Health, and Safety Matters. Except as set forth on Schedule 5.17, the Parent is in compliance, in all material respects with all applicable Environmental, Health, and Safety Requirements.

(a) Without limiting the generality of the foregoing, the Parent holds and maintains, and has at all times in the past three (3) years held and maintained, and has in the past three (3) years complied and is in compliance with, in each case in all material respects, all Parent Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

(b) Except as set forth on Schedule 5.17(b), the Parent has not received any unresolved written or, to the Knowledge of the Parent, oral, notice regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities relating to it or its facilities arising under Environmental, Health, and Safety Requirements.

(c) There is no Environmental Claim (as defined below) pending, or to the Knowledge of the Parent, threatened, against the Parent or against any person or entity whose liability for such Environmental Claim the Parent has retained or assumed either contractually or by operation of law.

(d) Schedule 5.17(d) sets forth all correspondence with any governmental or regulatory body respecting any Environmental, Health, and Safety Requirements that either (i) are dated January 1, 2022 or later or (ii) remain pending.

5.18 Assets. The Parent owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it (“Parent Assets”), in each case, free and clear of any liens or encumbrances, except for any Permitted Exceptions. The Parent Assets are in good operating condition and repair, adequate for their age and intended use, normal wear and tear excepted, and none is in need of maintenance or repairs except for ordinary, routine maintenance, and repairs. The Parent Assets are sufficient in all material respects for the operation of the business of the Parent.

5.19 Computer Systems. The Parent has taken all actions which a reasonably prudent person in the businesses of the Parent would take to protect the security and data integrity of the Parent and their clients’ data and protect against the existence of (i) any protective, encryption, security, or lock out devices which might in any way interrupt, discontinue, or otherwise adversely affect the Parent’s use of the Computer Systems; and (ii) any Malicious Instructions which could improperly interfere with the operation or use of the Computer Systems. Each Computer System used in the Parent’s business substantially conforms to the Parent’s functional requirements, design specifications, documentation, and other specifications and does and will perform substantially in accordance with the foregoing. Except as set forth on Schedule 5.19, to the Knowledge of the Parent, the Parent has not experienced any material interruptions, errors, Malicious Instructions, data losses, data integrity problems, hacking attempts, security breaches, or other material problems related to any Computer System used in the business of the Parent which has adversely affected the Parent in any material respect.

5.20 SEC Filings. Except as set forth on Schedule 5.20, the Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2022 (the “Parent SEC Documents”). True, correct, and complete copies of all Parent SEC Documents are publicly available in EDGAR. To the extent that any Parent SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Parent has made available to the Company the full text of all such Parent SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder) and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of the Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither the Parent nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Body.

5.21 Information Supplied. None of the information (a) included or incorporated by reference in the Form S-4 will, at the time the Form S-4, or any amendment or supplement to it, is filed with the SEC, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading and (b) supplied or to be supplied by or on behalf of the Parent or the Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it, or any amendment or supplement to it, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided that no representation or warranty is made by the Parent in this Section 5.10 regarding such portions thereof that relate expressly to the Company or any of its Subsidiaries, or to statements made therein based on information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference therein. The Form S-4 will comply as to form in all material respects with the requirements of the Exchange Act and other Applicable Law.

5.22 Anti-Corruption Laws.

(a) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Parent and its Subsidiaries, taken as a whole, since December 31, 2022, none of the Parent, its Subsidiaries, any of its or their directors, officers, nor, to the Knowledge of the Parent, any other employees, agents, or other Persons while acting for or on behalf of Parent or any of its Subsidiaries, has violated the Anti-Corruption Laws.

(b) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Parent and its Subsidiaries, taken as a whole, to the Knowledge of the Parent, neither the Parent nor any of its Subsidiaries, as of the date of this Agreement, (i) is under external or internal investigation for any violation of the Anti-Corruption Laws, (ii) has received any written notice from any Governmental Body regarding any violation of, or failure to comply with, any Anti-Corruption Laws, or (iii) is the subject of any internal complaint, audit, or review process regarding a violation of the Anti-Corruption Laws.

5.23 Operations of Merger Sub. The Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and, prior to the Merger Effective Time, the Merger Sub has not and will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement and other immaterial liabilities incident to its formation or the transactions contemplated by this Agreement.

5.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, none of the Parent, the Merger Sub, or any other Person on behalf of the Parent or the Merger Sub makes any express or implied representation or warranty with respect to the Parent or any of its Subsidiaries or any other information provided to the Company in connection with the transactions contemplated by this Agreement, including the accuracy, completeness, or timeliness thereof.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Merger Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (i) as may be required by Applicable Law, (ii) as may be consented to in writing by the Parent (which consent shall not be unreasonably withheld, delayed, or conditioned), or (iii) as may be expressly contemplated or required pursuant to this Agreement, (A) the Company shall, and shall cause its Subsidiaries to, conduct the business of the Company and its Subsidiaries in the ordinary course of business in all material respects and, to the extent consistent therewith, use commercially reasonable efforts to preserve its material assets and business organization and maintain its existing relationships with material customers, suppliers, distributors, regulators, and business partners, and (B) the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(a) amend (i) its Organizational Documents or (ii) such equivalent organizational or governing documents of any of its Subsidiaries, other than amendments to such documents of any of its Subsidiaries that would not be adverse in any material respect to the Parent or the Merger Sub and would not reasonably be expected to prevent, impede, or delay the consummation of any of the Merger or the other transactions contemplated by this Agreement;

(b) split, reverse split, combine, subdivide, reclassify, redeem, repurchase, or otherwise acquire the Company’s capital stock or other equity or voting securities, or any options, warrants, convertible securities, or other rights of any kind to acquire any shares of the Company’s capital stock or other equity or voting securities; provided that the Company may repurchase or otherwise acquire shares in connection with (i) the applicable Company equity plan in effect as of the date of this Agreement, (ii) the acceptance of shares of common stock of the Company as payment for the per share exercise price of the equity awards of the Company or as payment for Taxes incurred in connection with the exercise, vesting, and/or settlement of equity awards of the Company, in each case in accordance with the applicable Company equity plan, or (iii) the forfeiture of equity awards of the Company;

(c) issue, sell, pledge, dispose of, encumber, grant, or authorize the same with respect to, any shares of the Company’s or its Subsidiaries’ capital stock, or other equity or voting securities, or any options, warrants, convertible securities, or other rights of any kind to acquire any shares of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting securities; provided that the Company may take any of the foregoing actions in connection with any Company option issued or granted and the Company may issue shares of the Company’s capital stock upon the settlement of any equity award of the Company outstanding as of the date of this Agreement in accordance with its terms as in effect on the date of this Agreement or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any other assets of the Company;

(d) acquire (including by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture, other business organization, any division or segment thereof, or any assets of any other Person comprising a business or division or segment thereof;

(e) (i) terminate, materially amend or modify, renew (other than automatic renewals), or waive any material rights under, any material contract of the Company or material Company Real Property Lease or (ii) enter into any contract that would have been a material contract of the Company had it been entered into prior to the date of this Agreement, in each case other than (A) in the ordinary course of business or (B) to take any of the actions permitted by this Section 6.1 in the ordinary course of business on terms that do not impose any additional material obligations;

(f) adopt a plan of complete or partial liquidation, dissolution, recapitalization, or other reorganization of the Company;

(g) cancel, forfeit, fail to renew, fail to continue to prosecute, abandon, or allow to lapse (except with respect to patents expiring in accordance with their terms) any material Company Owned Intellectual Property Rights;

(h) (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Company Balance Sheet (or most recent consolidated balance sheet included in the Company SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(i) terminate, cancel, or let lapse, in each case voluntarily, a material existing insurance policy covering the Company and its Subsidiaries and their respective properties, assets, and businesses, unless substantially concurrently with such termination, cancellation, or lapse, replacement policies underwritten by reputable insurance companies providing coverage at least substantially equal in all material respects to the coverage under the terminated, canceled, or lapsed policies, as applicable, are entered into;

(j) discontinue any material line of business;

(k) except as required by Applicable Law or by any equity incentive plan of the Company or agreement in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any employee plans of the Company or any plan, agreement, program, policy, trust, fund, or other arrangement that would be an employee plan of the Company if it were in existence as of the date of this Agreement, or make any contribution to any employee plans of the Company, other than contributions required by Law, the terms of such employee plans of the Company as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(l) repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(m) institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate, other than (i) any Legal Action brought against the Parent or the Merger Sub arising out of a breach or alleged breach of this Agreement by the Parent or the Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company Balance Sheet; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(n) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or Applicable Law;

(o) take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a Takeover Proposal or otherwise, including the restrictions on business combinations with an interested stockholder as set forth in the NRS, except for the Parent, the Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(p) consummate, or enter into any agreement related to, any Variable Rate Transaction; or

(q) commit to, authorize, or adopt any resolutions approving, or announce an intention to do, any of the foregoing.

Notwithstanding the foregoing, nothing in this Agreement is intended to give the Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Merger Effective Time, and the Company and its Subsidiaries shall not be required to violate any Applicable Law. Prior to the Merger Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

6.2 Conduct of Business by the Parent Pending the Merger. The Parent covenants and agrees that, between the date of this Agreement and the earlier of the Merger Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (i) as may be required by Applicable Law, (ii) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed, or conditioned), (iii) as may be expressly contemplated or required pursuant to this Agreement, or (iv) as set forth in Schedule 6.2 of the Parent Disclosure Schedules, (A) the Parent shall, and shall cause its Subsidiaries to, conduct the business of the Parent and its Subsidiaries in the ordinary course of business in all material respects and, to the extent consistent therewith, use commercially reasonable efforts to preserve its material assets and business organization and maintain its existing relationships with material customers, suppliers, distributors, regulators, and business partners, and (B) the Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(a) amend (i) its Organizational Documents or (ii) such equivalent organizational or governing documents of any of its Subsidiaries, other than amendments to such documents of any of its Subsidiaries that would not be adverse in any material respect to the Company or the Merger Sub and would not reasonably be expected to prevent, impede, or delay the consummation of any of the Merger or the other transactions contemplated by this Agreement;

(b) split, reverse split, combine, subdivide, reclassify, redeem, repurchase, or otherwise acquire the Parent’s capital stock or other equity or voting securities, or any options, warrants, convertible securities, or other rights of any kind to acquire any shares of the Parent’s capital stock or other equity or voting securities; provided that the Parent may repurchase or otherwise acquire shares in connection with (i) the applicable Parent equity plan in effect as of the date of this Agreement, (ii) the acceptance of shares of common stock of the Parent as payment for the per share exercise price of the equity awards of the Parent or as payment for Taxes incurred in connection with the exercise, vesting, and/or settlement of equity awards of the Parent, in each case in accordance with the applicable Parent equity plan, or (iii) the forfeiture of equity awards of the Parent;

(c) issue, sell, pledge, dispose of, encumber, grant, or authorize the same with respect to, any shares of the Parent’s or its Subsidiaries’ capital stock, or other equity or voting securities, or any options, warrants, convertible securities, or other rights of any kind to acquire any shares of the Parent’s or any of its Subsidiaries’ capital stock or other equity or voting securities; provided that the Parent may take any of the foregoing actions in connection with any Parent option issued or granted and the Parent may issue shares of the Parent’s capital stock upon the settlement of any equity award of the Parent outstanding as of the date of this Agreement in accordance with its terms as in effect on the date of this Agreement or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any other assets of the Parent;

(d) acquire (including by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company, joint venture, other business organization, any division or segment thereof, or any assets of any other Person comprising a business or division or segment thereof;

(e) (i) terminate, materially amend or modify, renew (other than automatic renewals), or waive any material rights under, any material contract of the Parent or material Parent Real Property Lease or (ii) enter into any contract that would have been a material contract of the Parent had it been entered into prior to the date of this Agreement, in each case other than (A) in the ordinary course of business or (B) to take any of the actions permitted by this Section 6.2 in the ordinary course of business on terms that do not impose any additional material obligations;

(f) adopt a plan of complete or partial liquidation, dissolution, recapitalization, or other reorganization of the Parent;

(g) cancel, forfeit, fail to renew, fail to continue to prosecute, abandon, or allow to lapse (except with respect to patents expiring in accordance with their terms) any material Parent Owned Intellectual Property Rights;

(h) (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Parent Balance Sheet (or most recent consolidated balance sheet included in the Parent SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Parent or its Subsidiaries;

(i) terminate, cancel, or let lapse, in each case voluntarily, a material existing insurance policy covering the Parent and its Subsidiaries and their respective properties, assets, and businesses, unless substantially concurrently with such termination, cancellation, or lapse, replacement policies underwritten by reputable insurance companies providing coverage at least substantially equal in all material respects to the coverage under the terminated, canceled, or lapsed policies, as applicable, are entered into;

(j) discontinue any material line of business;

(k) except as required by Applicable Law or by any equity incentive plan of the Parent or agreement in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Parent or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Parent’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any employee plans of the Parent or any plan, agreement, program, policy, trust, fund, or other arrangement that would be an employee plan of the Parent if it were in existence as of the date of this Agreement, or make any contribution to any employee plans of the Parent, other than contributions required by Law, the terms of such employee plans of the Parent as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(l) repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Parent or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than any wholly owned Subsidiary of it or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(m) institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Parent or any of its Subsidiaries of any amount exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate, other than (i) any Legal Action brought against the Company arising out of a breach or alleged breach of this Agreement by the Company, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Parent Balance Sheet; provided, that neither the Parent nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Parent’s business;

(n) make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or Applicable Law;

(o) consummate, or enter into any agreement related to, any Variable Rate Transaction; or

(p) commit to, authorize, or adopt any resolutions approving, or announce an intention to do, any of the foregoing.

Notwithstanding the foregoing, nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the business or operations of the Parent or its Subsidiaries at any time prior to the Merger Effective Time, and the Parent and its Subsidiaries shall not be required to violate any Applicable Law. Prior to the Merger Effective Time, the Parent and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

6.3 Preparation of the Form S-4 and the Proxy Statement; Shareholders’ Meeting and Approval.

(a) As promptly as reasonably practicable after the execution of this Agreement, (i) the Company shall prepare the proxy statement which shall solicit the votes of the shareholders of the Company to approve the Merger and (ii) the Parent (with the Company’s reasonable cooperation) shall prepare and file with the SEC the Form S-4 in which the Proxy Statement will be included, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger. Each of the Parent and the Company shall use its reasonable best efforts to (A) cause the Form S-4 and the Proxy Statement to comply with Applicable Law (including the applicable rules and regulations promulgated by the SEC), (B) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Form S-4, take all action reasonably required to be taken under any applicable state or other securities laws in connection with the Parent Stock Issuance, and (C) keep the Form S-4 effective through the Closing Date in order to permit the consummation of the Merger.

(b) Each of the Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing, and distribution of the Form S-4 and the Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, the Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders. No filing of, or amendment or supplement to, the Form S-4 and the Proxy Statement will be made by the Parent, without providing the Company with a reasonable opportunity to review and comment (which comments shall be considered by the applicable party in good faith) thereon. If, at any time prior to the Merger Effective Time, any information relating to the Parent or the Company or any of their respective Affiliates, directors, or officers, should be discovered by the Parent or the Company which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other party to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Parent. The Parent shall notify the Company promptly of the time when the Form S-4 has become effective, or the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each party shall notify the other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Form S-4 or the Proxy Statement, as applicable, or for additional information and shall supply each other with copies of all correspondence between either party or any of its representatives, on the one hand, and the SEC or their respective staff, as applicable, on the other hand, with respect to the Proxy Statement, the Form S-4, or the Merger.

(c) Subject to the earlier termination of this Agreement in accordance with Section 8.1 and as soon as reasonably practicable following the execution of this Agreement, the Parent shall (i) obtain approval from its stockholders owning a majority of the voting power of the voting securities of the Parent with regard to the Parent Stock Issuance and any other matter requiring stockholder approval, if any, (ii) separately file an Information Statement on Schedule 14C to disclose the shareholder approval, and (iii) mail the Information Statement on Schedule 14C to applicable stockholders.

(d) The Company shall take all action necessary to duly call, give notice of, convene, and hold the Company Shareholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective, and, in connection therewith, the Company shall mail the Proxy Statement to the holders of Company Common Stock in advance of such meeting and other Persons as required by applicable Laws and file it with any applicable Governmental Body as required by applicable Laws. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 6.15 hereof, the Proxy Statement shall include the Company Board Recommendation. Subject to Section 6.15 hereof, the Company shall use reasonable best efforts to: (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by Applicable Law to obtain such approval. The Company shall keep the Parent and the Merger Sub updated with respect to proxy solicitation results as reasonably requested by the Parent or the Merger Sub. Once the Company Shareholder Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Shareholder Meeting without the consent of the Parent (other than: (i) in order to obtain a quorum of its shareholders or if there are not sufficient votes to obtain the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock; or (ii) as reasonably determined by the Company to comply with Applicable Law). The Company shall promptly notify the Parent if at any time before the Closing Date it becomes aware that the Proxy Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, and the parties hereto shall co-operate in the preparation of any amendment or supplement to the Proxy Statement, as required or appropriate, and the Company shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Proxy Statement to the Company Shareholders and, if required by Applicable Law, file the same with any Governmental Bodies and as otherwise required.

6.4 Stock Exchange Matters. The Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, at or prior to the Merger Effective Time. To the extent requested by the Parent, prior to the Merger Effective Time, the Company shall cooperate with the Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under Applicable Laws and the rules and policies of Nasdaq to enable the delisting by the Merger Surviving Entity of the shares of Company Common Stock from Nasdaq, to the extent the Company Common Stock is listed on Nasdaq at such time, and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Merger Effective Time, and in any event no more than ten (10) days after the Merger Effective Time.

6.5 Filings.

(a) Without limiting the conditions to the Merger set forth in Article VI, the parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by this Agreement and to cause the conditions to the Merger set forth in Article VI to be satisfied as promptly as reasonably practicable, including using reasonable best efforts to accomplish the following as promptly as reasonably practicable: (i) the obtaining of all actions or nonactions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations, or terminations of waiting periods and other confirmations from any Governmental Body or other Person that are or may become necessary, proper, or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; (ii) the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications, and other documents (including filings with Governmental Bodies) that are or may become necessary, proper, or advisable in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; (iii) the taking of all steps as may be necessary, proper, or advisable to obtain an approval from, or to avoid a Proceeding by, any Governmental Body or other Person in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; (iv) the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by this Agreement, including the Merger, performed or consummated by each party in accordance with the terms of this Agreement, including seeking to have any stay, temporary restraining order, or injunction entered by any court or other Governmental Body vacated or reversed; and (v) the execution and delivery of any additional instruments that are or may become reasonably necessary, proper, or advisable to consummate the transactions contemplated by this Agreement, including the Merger, and to carry out fully the purposes of this Agreement. Each of the parties hereto shall, in consultation and cooperation with the other parties and as promptly as practicable but in no event later than as required by Applicable Law (and with respect to notifications required under the HSR Act, if any, in any event within ten (10) Business Days of the date hereof), make its respective notices, filings, and applications under the HSR Act, if required. Neither the Company nor Parent will withdraw any such notices, filings, or applications without the prior written consent of the other party. Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of the Parent (such consent not to be unreasonably withheld, conditioned, or delayed), none of the Company or any of its Subsidiaries will make any material payment to any third party in connection with seeking or obtaining its consent to the transactions contemplated by this Agreement.

(b) Each of the Parent and the Merger Sub shall, and shall cause their respective Subsidiaries to, if applicable, on the one hand, and the Company, on the other hand, shall (i) promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions, or other documents; (ii) give the other reasonable prior notice of any such filing, submission, or other document and, to the extent reasonably practicable, of any communication with or from any Governmental Body regarding the transactions contemplated by this Agreement, and permit the other to review (to the extent not prohibited by Applicable Law or by the applicable Governmental Body) and discuss in advance, and consider in good faith the views, and secure the participation, of the other in connection with any such filing, submission, document, or substantive communication; and (iii) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Body or in connection with any Proceeding initiated by a Governmental Body or private party, including informing the other party as soon as practicable of any such investigation, inquiry, or Proceeding, and consulting in advance, to the extent practicable, before making any presentations or submissions to a Governmental Body, or, in connection with any Proceeding initiated by a private party, to any other Person. In addition, each of the parties hereto will give reasonable prior notice to and consult with the other in advance of any meeting, conference, or substantive communication with any Governmental Body, or, in connection with any Proceeding by a private party, with any other Person, and to the extent not prohibited by Applicable Law or by the applicable Governmental Body, not participate or attend any meeting or conference, or engage in any communication, with any Governmental Body or such other Person in respect of the transactions contemplated by this Agreement without offering the other party the possibility to participate, attend, or engage in such meetings, conferences, or communications, and in the event one party is prohibited from, or unable to participate, attend, or engage in, any such meeting, conference, or substantive communication, keep such party apprised with respect thereto. To the extent not prohibited by Applicable Law or by the applicable Governmental Body, each party shall furnish to the other copies of all filings, submissions, correspondence, and communications between it and its Subsidiaries and their respective representatives, on the one hand, and any Governmental Body or members of any Governmental Body’s staff (or any other Person in connection with any Proceeding initiated by a private party), on the other hand, with respect to the transactions contemplated by this Agreement. Each party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may reasonably redact the material as necessary to (A) remove personally sensitive information, (B) remove references concerning the valuation of the Company and its Subsidiaries or the Parent and its Subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (C) comply with contractual arrangements, (D) prevent the loss of a legal privilege, or (E) comply with Applicable Law.

(c) From the date of this Agreement until the earlier to occur of the Merger Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, each of the Company and the Parent shall use its best efforts to timely file all reports and other filings required to be filed with the SEC pursuant to the Exchange Act, and shall promptly notify the other party in the event that any filing is not able to be timely filed.

6.6 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Merger Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, the Company shall, and shall cause its Subsidiaries to, afford to the Parent and Representatives of the Parent reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to the Parent such other information concerning the business and properties of the Company and its Subsidiaries as the Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to the Parent or the Merger Sub pursuant to this Agreement.

(b) From the date of this Agreement until the earlier to occur of the Merger Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, the Parent shall, and shall cause its Subsidiaries to, afford to the Company and the Representatives of the Company reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Parent and its Subsidiaries, and the Parent shall, and shall cause its Subsidiaries to, furnish promptly to the Company such other information concerning the business and properties of the Parent and its Subsidiaries as the Company may reasonably request from time to time. Neither the Parent nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Parent’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to the Company pursuant to this Agreement.

(c) All information furnished pursuant to this Section 6.6 shall be kept confidential.

6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) From the Merger Effective Time through the sixth (6th) anniversary of the date on which the Merger Effective Time occurs, each of the Parent and the Company shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Merger Effective Time, a director or officer of the Parent or the Company (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines, and reasonable fees, costs, and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of the Parent or the Company, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent permitted under the DGCL and NRS for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding, or investigation from each of the Parent and the Company, jointly and severally, upon receipt by the Parent or the Company from the D&O Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The Organizational Documents of each of the Parent and the Company shall contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation of present and former directors and officers of each of the Parent and the Company than are presently set forth in the certificate of incorporation and bylaws (or equivalent organizational document in accordance with Applicable Law) of the Parent and the Company, as applicable, which provisions shall not be amended, modified, or repealed for a period of six (6) years’ time from the Merger Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Merger Effective Time, were officers or directors of the Parent or the Company.

(c) Prior to the Merger Effective Time, the Parent shall purchase a “tail” insurance policy with an effective date as of the Closing Date, which shall remain effective for six (6) years following the Closing Date, at least the same coverage and amounts and containing the same terms and conditions that are not less favorable to the D&O Indemnified Parties of the Parent (provided that (i) the Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous and (ii) the Company shall cooperate with the Parent in connection with obtaining such substitute policies, including by providing information reasonably requested by the Parent in connection therewith) with respect to claims arising from or related to facts or events which occurred at or before the Merger Effective Time; provided, however, that Parent shall not be obligated to purchase such a “tail” policy if the cost would exceed 300% of the annual premiums paid as of the date of this Agreement by the Company for such insurance or make annual premium payments for such insurance to the extent such premiums exceed that amount. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of 300% of the annual premiums paid as of the date of this Agreement by the Company for such insurance, the Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to 300% of the annual premiums paid as of the date of this Agreement by the Company for such insurance.

(d) The Parent and the Company, as co-obligors with joint and several liability, shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.7 in connection with their enforcement of their rights provided in this Section 6.7.

(e) The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, charter, statute, bylaw, or agreement. The obligations of the Parent and the Company under this Section 6.7 shall survive the consummation of the transaction and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.7 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.7 applies, as well as their heirs and representatives, shall be third party beneficiaries of this Section 6.7, each of whom may enforce the provisions of this Section 6.7).

(f) In the event the Parent or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Company, as the case may be, shall succeed to the obligations set forth in this Section 6.7. The Parent shall cause the Parent and the Company to perform all of the obligations of the parties under this Section 6.7.

6.8 Public Disclosure. So long as this Agreement is in effect, neither the Parent, nor the Company will, and shall cause their respective Subsidiaries not to, disseminate any press release or other public announcement or disclosure concerning this Agreement, the Merger, or the other transactions contemplated by this Agreement, except as may be required by Applicable Law or the rules of a recognized securities exchange, including Nasdaq, without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, without prior written consent of the other parties, each party may disseminate information substantially consistent with information included in a press release or other document previously approved for external distribution by the other parties. Notwithstanding the foregoing, the restrictions set forth in this Section 6.8 shall not apply to any release, statement, announcement, or other disclosure made with respect to: (i) in the case of the Company, a Company Adverse Recommendation Change issued or made in compliance with Section 6.15, (ii) in the case of the Parent, a Parent Adverse Recommendation Change issued or made in compliance with Section 6.15; (iii) any other disclosures issued or made in compliance with Section 6.15; or (iv) the Merger and the other transactions contemplated hereby that is substantially similar (and identical in any material respect) to those in a previous release, statement, announcement, or other disclosure made by the Company or the Parent in accordance with this Section 6.8.

6.9 Merger Sub. The Parent will take all actions necessary to (a) cause the Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that the Merger Sub prior to the Merger Effective Time shall not conduct any business, incur, or guarantee any Indebtedness or any other liabilities or make any investments, other than those activities incident to its obligations under this Agreement or the transactions contemplated hereby.

6.10 Rule 16b-3 Matters. Prior to the Merger Effective Time, the Company and the Parent shall each take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act:

(a) any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Merger Effective Time; and

(b) any acquisitions of Parent Common Stock (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the transactions contemplated by this Agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Parent immediately after the Merger Effective Time.

6.11 Transaction Litigation. Each of the Company and the Parent shall give the other notice, as soon as reasonably practicable under the circumstances, of any shareholder Proceeding brought by any shareholder of the Company or the Parent, as applicable, against the Company or the Parent, as applicable, or their respective directors or executive officers in connection with the Merger or the other transactions contemplated by this Agreement. Subject to entry by the Company and the Parent into a customary joint defense agreement with one another, the Company and the Parent shall have the right to participate in the defense of any such Proceeding. The Company shall not settle or offer to settle any such Proceeding without the prior written consent the Parent, such consent not to be unreasonably withheld, conditioned, or delayed. The Parent shall not settle or offer to settle any such Proceeding without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, or delayed.

6.12 Appointments. Prior to the Merger Effective Time, and to be effective at the Merger Effective Time, the Parent Board shall (i) set the size of the Parent Board to seven (7) members and elect an additional two (2) members, of which one (1) shall qualify as an independent director under the rules of Nasdaq, each to serve as a member of the Parent Board.

6.13 Notification of Certain Matters. Subject to Applicable Law, each of the Company and the Parent shall give prompt notice to the other of (a) the occurrence or non-occurrence of any event that has resulted or would reasonably be expected to result in any condition set forth in Section 7.2 (in the case of the Company) and Section 7.3 (in the case of the Parent) not being satisfied, and (b) any notice or other communication received from any Governmental Body in connection with this Agreement, the Merger, or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, if the subject matter of such notice or other communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Merger Surviving Entity, or the Parent. Notwithstanding anything in this Agreement to the contrary, (i) no such notification shall, in and of itself, affect the representations, warranties, covenants, or agreements of the parties hereto or the conditions to the obligations of the parties hereunder and (ii) failure to provide such notification under this Section 6.13 shall not, in and of itself, be deemed to implicate any of the conditions to the Closing under this Agreement.

6.14 Market Stand-Off Agreement. Each of the individuals set forth on Schedule 6.14 shall not, during the Lock-Up Period, (1) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock, including, without limitation, any Parent Common Stock or such other securities which may be deemed to be beneficially owned by a lock-up participant in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (“Lock-Up Securities”), or publicly disclose the intention to make any offer, sale, pledge, or disposition of Lock-Up Securities, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Lock-Up Securities, or (3) make any demand for or exercise any right with respect to the registration of any shares of Lock-Up Securities. Each of the individuals set forth on Schedule 6.14 shall execute and deliver a lock-up agreement in form and substance satisfactory to the Parent.

6.15 No Solicitation.

(a) Except as permitted by this Section 6.15, from the date hereof until the earlier of the Closing and the Termination Date, neither the Company, on the one hand, nor the Parent, on the other hand, shall, and each shall direct and cause their respective Subsidiaries and its or its respective Subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 6.15(b): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or the Parent or any of their respective Subsidiaries to, afford access to the business, properties, assets, books, or records of the Company or the Parent or any of their respective Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party (or its potential sources of financing) that is seeking to make, or has made, any Takeover Proposal; (ii) (A) except where the Company Board or the Parent Board, as applicable, makes a good faith determination, after consultation with its financial advisors and outside legal counsel, that the failure to do so would cause it to be in breach of its fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or the Parent, as applicable, or any of their respective Subsidiaries, or (B) approve any transaction under, or any third party becoming an “interested stockholder” under the NRS; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, an “Acquisition Agreement”). Without limiting the foregoing, it is understood that any violation of or the taking of actions inconsistent with the restrictions set forth in this Section 6.15 by any Representative of the Company or its Subsidiaries, on the one hand, or the Parent or its Subsidiaries, on the other hand, whether or not such Representative is purporting to act on behalf of the applicable party or any of its Subsidiaries, shall be deemed to be a breach of this Section 6.15 by the applicable party.

(b) Notwithstanding anything to the contrary in this Agreement, prior to the receipt of the Company Stockholder Approval, the Company Board, on the one hand, and prior to the receipt of the Parent Stockholder Approval, the Parent Board, on the other hand, directly or indirectly through any Representative, may, subject to Section 6.15(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited written Takeover Proposal that the Company Board or Parent Board, as applicable, believes in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal; and (ii) thereafter furnish to such third party non-public information relating to such party or any of its respective Subsidiaries pursuant to an executed confidentiality agreement (a copy of which confidentiality agreement shall be promptly provided for informational purposes to the other party (and in all events within twenty-four (24) hours)); provided, in each such case that: (A) none of the Company or its Subsidiaries or the Parent or its Subsidiaries, as applicable, or any of their respective Representatives shall have violated any of the provisions of this Section 6.15, and (B) only if the Company Board or the Parent Board, as applicable, first shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would cause it to be in breach of its fiduciary duties under applicable Law.

(c) The Company Board, on the one hand, and the Parent Board, on the other hand, shall not take any of the actions referred to in clauses (i) or (ii) of Section 6.15(b) unless such party shall have delivered to the other party a prior written notice advising the other party that it intends to take such action. The Company, on the one hand, and the Parent, on the other hand, shall notify the other party promptly (but in no event later than twenty-four (24) hours) after it obtains knowledge of the receipt by the such party (or any of its Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, or any request for non-public information relating to such party or any of its Subsidiaries or for access to the business, properties, assets, books, or records of such party or any of its Subsidiaries by any third party relating to or that could reasonably be expected to lead to a Takeover Proposal. In such notice, such party shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request, including any proposed financing. Such party shall keep the other party fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price, proposed financing, and other material terms thereof. Such party shall provide the other party with at least forty-eight (48) hours prior notice of any meeting of its board of directors, or any committee thereof (or such lesser notice as is provided to the members of such party’s board of directors or committee thereof) at which such party’s board of directors, or any committee thereof, is reasonably expected to consider any Takeover Proposal. Such party shall promptly provide the other party with a list of any non-public information concerning such party's or any of its Subsidiaries’ business, present or future performance, financial condition, or results of operations, provided to any third party relating to or that could reasonably be expected to lead to a Takeover Proposal, and, to the extent such information has not been previously provided to the other party, copies of such information.

(d) Except as expressly permitted by this Section 6.15(d), neither the Company Board or any committee thereof shall effect a Company Adverse Recommendation Change, nor shall the Parent Board or any committee thereof effect a Parent Adverse Recommendation Change; or, in either case, enter into (or permit any of its respective Subsidiaries to enter into) an Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of: (i) the Company Stockholder Approval, the Company Board may effect a Company Adverse Recommendation Change with respect to a Superior Proposal or terminate this Agreement pursuant to Article VIII in order to enter into an Acquisition Agreement with respect to a Superior Proposal, in each case that did not result from a breach of this Section 6.15; and (ii) the Parent Stockholder Approval, the Parent Board may effect a Parent Adverse Recommendation Change with respect to a Superior Proposal or terminate this Agreement pursuant to Article VIII in order to enter into an Acquisition Agreement with respect to a Superior Proposal, in each case that did not result from a breach of this Section 6.15, if: (A) such party promptly notifies the other party, in writing, at least five Business Days (the “Superior Proposal Notice Period”) before taking any of the actions described in clause (i) or (ii) of this Section 6.15(d), of its intention to take such action with respect to such Superior Proposal, which notice shall state expressly that such party has received a Takeover Proposal that such party’s board of directors (or a committee thereof) intends to declare is a Superior Proposal and that it intends to take one of the actions described clause (i) or (ii) of this Section 6.15(d), (B) such party specifies the identity of the party making the Superior Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) and any related documents including financing documents, to the extent provided by the relevant party in connection with the Superior Proposal, (C) such party shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with the other party in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if the other party, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price or financing, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Superior Proposal Notice Period subsequent to the time such party notifies the other party of any such material revision (it being understood that there may be multiple extensions)), and (D) such party’s board of directors (or a committee thereof) determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by the other party during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure to take such action would cause its board to be in breach of its fiduciary duties under Applicable Law.

(e) Nothing contained herein shall prevent the Company Board or Parent Board, as applicable, or any committee thereof from disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the party determines, after consultation with its financial advisors and outside legal counsel, that failure to disclose such position would cause the Company Board or Parent Board, as applicable, to be in breach of its fiduciary duties under applicable Law; provided, however, that any public disclosure (other than any “stop, look and listen” statement made under Rule 14d-9(f) under the Exchange Act) by the Company or the Company Board, or the Parent or Parent Board, as applicable (or any committee thereof) relating to any determination, position, or other action by the Company, the Company Board, or the Parent or the Parent Board, as applicable, or any committee thereof with respect to any Takeover Proposal shall be deemed to be a Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, unless the Company Board or Parent Board as applicable expressly and publicly reaffirms the Company Board Recommendation or Parent Board Recommendation, as applicable, in such disclosure.

6.16 Debt Purchase. The Parent and the Company shall finalize the terms and conditions of the Debt Purchase Agreement (the “Debt Purchase Agreement”) to be entered into between the Parent and the Company, in which (i) the Parent shall purchase a portion of the outstanding principal amount of certain notes outstanding (the “Notes”) issued by the Company to CP Acquisitions LLC and GIC Acquisition, LLC and (ii) a certain portion of the outstanding principal amount of the Notes shall convert into shares of Parent Common Stock at the Closing.

6.17 Post-Closing Notifications. As promptly as reasonably practicable after the Closing, the Company shall file a Notification of Removal from Listing and/or Registration Under Section 12(b) or Section 12(g), as applicable, of the Securities Exchange Act of 1934 with the SEC. The Parent shall submit all necessary forms to Nasdaq in connection with the change in the equity structure as a result of the transactions contemplated by this Agreement, including, without limitation, a Change in Outstanding Shares form.

6.18 Further Assurances. At and after the Merger Effective Time, the officers and directors of the Merger Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company or the Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or the Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Merger Surviving Entity any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Merger Surviving Entity as a result of, or in connection with, the Merger.

6.19 Employment Agreements. The Parent shall cause the Merger Surviving Entity to honor in accordance with their terms the Employment Agreements existing immediately prior to the Merger Effective Time unless otherwise modified by mutual consent between the parties to the Employment Agreements subsequent to the Merger Effective Time in accordance with any guidelines or parameters with regard to compensation or other employment matters established by the Parent; provided, however, that the Employment Agreements in effect as of the Effective Date shall not be modified by the parties thereto between the Effective Date and the Merger Effective Time without the Parent’s prior written consent.

6.20 Tax Matters.

(a) Except with respect to the matters, if any, disclosed in Section 6.20 of the Company Disclosure Schedule, each of the Parent, the Merger Sub, and the Company shall use its respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of its Affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code (and for purposes of any applicable state or local income Tax that follows the U.S. federal income Tax treatment). This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of the Parent, the Merger Sub, and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

(b) To the extent that the SEC or any other Governmental Body may require that an opinion be provided at or prior to the Closing in respect of the disclosure of the Tax consequences of the transactions contemplated by this Agreement, each of the Parent and the Company will use its reasonable best efforts and reasonably cooperate with one another and their respective counsel in connection with the issuance to the Parent or the Company of such opinion, as applicable, described above, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of the Parent or the Company, or their respective affiliates, as applicable) containing customary representations reasonably necessary or appropriate for such counsel to render such opinion. To the extent such opinion relates to the Parent or any owners thereof, Tax advisors for the Parent will provide any such opinion, and to the extent such opinion relates to the Company or any owners thereof, Tax advisors for the Company will provide any such opinion.

(c) Each of the parties to this Agreement shall (and shall cause their respective Affiliates to) reasonably cooperate, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, and any Tax proceeding, audit, or examination relating to the matters contemplated by this Section 6.20. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any such Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) Any and all transfer, documentary, sales, use, stamp, registration, value added, or other similar Taxes incurred in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be paid by the Party required by law to pay them. The Party required by law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documents. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to the Obligations of Each Party. The respective obligations of each party hereto to consummate the Merger are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Company and the Parent at or prior to the Closing of the following conditions:

(a) the Parent shall have obtained Parent Stockholder Approval;

(b) the Company shall have obtained Company Shareholder Approval;

(c) the Merger Sub shall have obtained Merger Sub Shareholder Approval;

(d) the Parent shall have submitted a Listing of Additional Shares notification to Nasdaq and any other notifications or filings required to be submitted to Nasdaq in connection with the transactions contemplated by this Agreement;

(e) the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order;

(f) if applicable, any waiting period (and any extension thereof) under the HSR Act relating to the consummation of the Merger shall have expired or early termination thereof shall have been granted;

(g) the requisite number of days shall have elapsed after the mailing of the Parent’s Information Statement on Schedule 14C to the applicable stockholders of the Parent in connection with the approval of the Parent Stock Issuance, or other matter relating to the transactions contemplated by this Agreement, if any, by the holders of a majority of the voting power of the Parent’s outstanding voting securities;

(h) no Governmental Body of competent jurisdiction shall have issued or entered any Legal Order after the date of this Agreement, and no Law shall have been enacted or promulgated by a Governmental Body of competent jurisdiction after the date of this Agreement, in each case, that is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger;

(i) the Debt Purchase Agreement shall have been finalized and executed by the Parent and the Company; and

(j) the final determination of the matters relating to the Employment Agreements set forth in Section 6.19.

7.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. Subject to Section 3.4(a), the obligations of the Parent and the Merger Sub to effect the Merger are subject to the satisfaction or waiver by the Parent at or prior to the Closing of the following additional conditions:

(a) each of the representations and warranties of the Company contained in Article IV shall be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein) as of the date of this Agreement and the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except in the case where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(c) the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing.

7.3 Conditions to Obligation of the Company to Effect the Merger. Subject to Section 3.4(b), the obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company at or prior to the Closing of the following additional conditions:

(a) each of the representations and warranties of the Parent and the Merger Sub contained in Article V shall be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein) as of the date of this Agreement and the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), except in the case where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect;

(b) since the date of this Agreement, there shall not have been any Parent Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; and

(c) the Parent and the Merger Sub shall have performed or complied in all material respects with each of their respective obligations required under this Agreement to be performed or complied with on or prior to the Closing.

ARTICLE VIII

TERMINATION; WAIVER

8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Merger Effective Time, whether before or after the Company Shareholder Approval or the Parent Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a) by mutual written consent of each of the Parent and the Company;

(b) by either the Parent or the Company, if:

(i) the Merger shall not have been consummated on or before 5:00 p.m. (New York time) on October 1, 2024 (the “Termination Date”); provided, however, that at the written election of the Parent and the Company, the Termination Date may be extended to 5:00 p.m. (New York time) on November 1, 2024 (and in the case of such extension, any reference to the Termination Date in any other provision of this Agreement shall be a reference to the Termination Date, as extended); provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if a breach by such party of any of its obligations under this Agreement has proximately caused the failure of the Closing to have occurred on or before the Termination Date; or

(ii) any Governmental Body of competent jurisdiction shall have issued or entered any Legal Order after the date of this Agreement or any Applicable Law shall have been enacted or promulgated by a Governmental Body of competent jurisdiction after the date of this Agreement that, in each case, has the effect of permanently enjoining or otherwise permanently prohibiting the consummation of the Merger, and in the case of such a Legal Order, such Legal Order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to a party if a breach by such party of its obligations under this Agreement has proximately caused the issuance of such order or the enactment or promulgation of such Applicable Law; or

(c) by the Company, if the Parent or the Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants, or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.3(a), Section 7.3(b), or Section 7.3(c) and (B) is not capable of being cured by the Parent or the Merger Sub, as applicable, by the Termination Date or, if capable of being cured, shall not have been cured by the Parent or the Merger Sub on or before the earlier of (1) the Termination Date and (2) the date that is thirty (30) calendar days following the Company’s delivery of written notice to the Parent of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in breach of any of its obligations under this Agreement so as to result in the failure of the condition set forth in Section 7.2(b);

(d) by the Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 7.2(a), Section 7.2(b), or Section 7.2(c) and (B) is not capable of being cured by the Company by the Termination Date or, if capable of being cured, shall not have been cured by the Company on or before the earlier of (1) the Termination Date and (2) the date that is thirty (30) calendar days following the Parent’s delivery of written notice to the Company of such breach or failure to perform; provided that the Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Parent or the Merger Sub is then in breach of any of its obligations under this Agreement so as to result in the failure of the condition set forth in Section 7.3(b);

(e) by the Company, if a Parent Material Adverse Effect shall have occurred;

(f) by the Parent, if a Company Material Adverse Effect shall have occurred;

(g) by the Parent, if: (i) a Company Adverse Recommendation Change shall have occurred or the Company shall have approved or adopted, or recommended the approval or adoption of, any Acquisition Agreement; or (ii) the Company shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 6.15;

(h) by the Company, if: (i) a Parent Adverse Recommendation Change shall have occurred or the Parent shall have approved or adopted, or recommended the approval or adoption of, any Parent Acquisition Agreement; or (ii) the Parent shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 6.15;

(i) by the Parent, if prior to the Parent Stockholder Approval, the Parent Board authorizes the Parent, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 6.15 hereof, to enter into an Acquisition Agreement (other than a confidentiality agreement) in respect of a Superior Proposal; provided, that the Parent shall have paid any amounts due pursuant to Section 8.3(a) hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Parent substantially concurrently enters into such Acquisition Agreement; or

(j) by the Company, if prior to the receipt of the Company Stockholder Approval at the Company Shareholder Meeting, the Company Board authorizes the Company, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 6.15 hereof, to enter into an Acquisition Agreement (other than a confidentiality agreement) in respect of a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 8.3(a) hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Company substantially concurrently enters into such Acquisition Agreement.

8.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other party, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of any party hereto; provided that no such termination shall relieve any party hereto of any liability or damages resulting from any intentional breach of its obligations under this Agreement prior to such termination or fraud, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity; and provided, further, that the confidentiality provisions of Section 6.6, this Section 8.2, and Article IX shall survive any termination of this Agreement. For purposes of this Agreement, “intentional breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows would, or knows would reasonably be expected to, cause a material breach of this Agreement.

8.3 Termination Fees.

If this Agreement is terminated: (i) by Parent pursuant to Section 8.1(g) or Section 8.1(d) or by the Company pursuant to Section 8.1(j), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two Business Days after such termination, the Company Termination Fee, or (ii) by the Company pursuant to Section 8.1(h) or Section 8.1(c), or by the Parent pursuant to Section 8.1(f) or Section 8.1(i), then Parent shall pay to the Company (by wire transfer of immediately available funds), within two Business Days after such termination, the Parent Termination Fee.

The parties acknowledge and hereby agree that the provisions of this Section 8.3 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the parties would not have entered into this Agreement. If the Company, on the one hand, or Parent and Merger Sub, on the other hand, shall fail to pay in a timely manner the amounts due pursuant to this Section 8.3, and, in order to obtain such payment, the other party makes a claim against the non-paying party that results in a judgment, the non-paying party shall pay to the other party the reasonable costs and expenses (including its reasonable attorneys' fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.3 at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The parties acknowledge and agree that: (i) the right to receive the Company Termination Fee and/or the Parent Termination Fee under this Agreement shall not limit or otherwise affect any party's right to specific performance as provided in Section 9.10 and (ii) in no event shall the Company be obligated to pay the Company Termination Fee, or Parent the Parent Termination Fee, on more than one occasion.

8.4 Extension; Waiver. At any time prior to the Merger Effective Time, subject to Applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by the Company, the Parent, or the Merger Sub in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE IX

MISCELLANEOUS

9.1 Non-Survival. The representations, warranties, covenants, and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Merger Effective Time; provided that this Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance or compliance after the Merger Effective Time.

9.2 Expenses. Except as expressly set forth herein, all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

9.3 Notices. Any notice, request, instruction, consent, or other communication to be given hereunder by any party hereto to the other parties shall be in writing and shall be deemed duly given when delivered personally or one (1) business day after being sent by overnight courier or three (3) business days after being sent by registered or certified mail, postage prepaid, or when sent by email transmission, to the following addresses or e-mails of the parties or to such other Persons as may be designated in writing in accordance with this Section 9.3 by the party to receive such notice:

if to the Parent or the Merger Sub:

Nature’s Miracle Holding Inc.

858 N. Central Ave.

Upland, CA 91786

Attention: Tie (James) Li, Chief Executive Officer

Email: james.li@nature-miracle.com

with a copy to:

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st floor

New York, NY 10036

Attention: Huan Lou, Esq.

David Manno, Esq.

E-mails: HLou@SRFC.LAW

DManno@SRFC.LAW

if to the Company:

Agrify Corporation

2468 Industrial Row Dr.

Troy, MI 48084

Attention: Raymond Chang, Chief Executive Officer

Email: ray.chang@agrify.com

with a copy to:

Blank Rome LLP

125 High Street

Boston, MA 02110

Attention: Frank A. Segal, Esq.

E-mail: frank.segall@blankrome.com

9.4 Interpretation; Certain Definitions; Currency.

(a) The parties hereto have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) The words “hereof,” “herein,” “hereby,” “hereunder,” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes, and schedules are to the articles, sections, and paragraphs of, and exhibits, annexes, and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa, and references to a Person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to May 16, 2024 unless the context requires otherwise. Any Applicable Law or agreement defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such Applicable Law or agreement as from time to time amended, modified, or supplemented, including (in the case of statutes) by succession of comparable successor Applicable Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute or agreement shall be deemed to refer to such statute or agreement, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

(c) All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement except as expressly provided otherwise herein.

9.5 Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

9.6 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Applicable Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.6 shall be null and void.

9.7 Entire Agreement; Amendment. This Agreement (including the exhibits, annexes, and appendices hereto), together with the Company Disclosure Schedules and the Parent Disclosure Schedules, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. The parties hereto may modify or amend this Agreement only by written agreement executed and delivered by the Parent, the Merger Sub, and the Company.

  9.8 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder; provided that it is specifically intended that the D&O Indemnified Parties (solely with respect to Section 6.8 and this Section 9.8 from and after the Merger Effective Time) are each intended third-party beneficiaries hereof.

9.9 Governing Law. This Agreement and all Proceedings (whether based on contract, tort, or otherwise) arising out of or relating to this Agreement or the actions of the Parent, the Merger Sub, or the Company in the negotiation, administration, performance, and enforcement hereof, shall be governed by, and construed in accordance with, the Applicable Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state without regard to the conflicts of law provisions thereof.

9.10 Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance, and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance, and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

9.11 Consent to Jurisdiction.

(a) Each of the parties hereto hereby, with respect to any legal claim or Proceeding arising out of this Agreement or the transactions contemplated by this Agreement, (i) agrees that any such legal claim or Proceeding shall be brought, tried, and determined only in the courts of the State of New York and any state appellate court therefrom within the State of New York, or in the event (but only in the event) that such court declines to accept jurisdiction over a particular matter, in any state or federal court located within the State of New York, (ii) expressly and irrevocably submits, for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the courts of the State of New York and any state appellate court therefrom within the State of New York, or in the event (but only in the event) that such court declines to accept jurisdiction over a particular matter, in any state or federal court located within the State of New York, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iv) agrees that it will not bring any claim or Proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts, and (v) irrevocably waives, to the fullest extent it may legally and effectively do so, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, any objection which it may now or hereafter have to the laying of venue of any claim or Proceeding arising out of or relating to this Agreement. Notwithstanding the foregoing, each of the Parent, the Merger Sub, and the Company agrees that a final and nonappealable judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b) Each party irrevocably consents to the service of process in any claim or Proceeding with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto made by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3 and such service of process shall be sufficient to confer personal jurisdiction over such party in such claim or Proceeding and shall otherwise constitute effective and binding service in every respect.

9.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

9.13 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission (including in pdf or other scan format) shall be as effective as delivery of a manually signed counterpart of this Agreement and shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.14 Certificates. In executing any certificate or other documentation in connection with this Agreement, directors, officers, and employees of the Parent, the Merger Sub, and the Company are acting in their capacities as such and are not assuming personal liability in connection therewith.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

PARENT

NATURE’S MIRACLE HOLDING INC.,
a Delaware corporation

By:	/s/ Tie (James) Li
Name:	Tie (James) Li
Title:	Chief Executive Officer

MERGER SUB

NMHI MERGER SUB, INC.,
a Nevada corporation

By:	/s/ Tie (James) Li
Name:	Tie (James) Li
Title:	Chief Executive Officer

COMPANY

AGRIFY CORPORATION,
a Nevada corporation

By:	/s/ Raymond Chang
Name:	Raymond Chang
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

LIST OF DIRECTORS OF MERGER SURVIVING ENTITY

(See attached.)

A-1

EXHIBIT B

LIST OF OFFICERS OF MERGER SURVIVING ENTITY

(See attached.)

B-1